      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 30, 1997


                                                      REGISTRATION NO. 333-23959
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                               ------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                      ADVANCED COMMUNICATION SYSTEMS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    DELAWARE
                          (STATE OR OTHER JURISDICTION
                       OF INCORPORATION OR ORGANIZATION)

                                      7373
                          (PRIMARY STANDARD INDUSTRIAL
                          CLASSIFICATION CODE NUMBER)

                                   54-1421222
                                (I.R.S. EMPLOYER
                             IDENTIFICATION NUMBER)

                               10089 LEE HIGHWAY
                               FAIRFAX, VA 22030
                                 (703) 934-8130
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               GEORGE A. ROBINSON
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                      ADVANCED COMMUNICATION SYSTEMS, INC.
                               10089 LEE HIGHWAY
                               FAIRFAX, VA 22030
                                 (703) 934-8130
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)
                               ------------------

                                   Copies to:

                            PETER J. WALLISON, ESQ.
                          GIBSON, DUNN & CRUTCHER LLP
                         1050 CONNECTICUT AVENUE, N.W.
                          WASHINGTON, D.C. 20036-5306
                           TELEPHONE: (202) 955-8500
                           FACSIMILE: (202) 467-0539

                              PETER B. TARR, ESQ.
                              BRENT B. SILER, ESQ.
                               HALE AND DORR LLP
                         1455 PENNSYLVANIA AVENUE, N.W.
                          WASHINGTON, D.C. 20004-1008
                           TELEPHONE: (202) 942-8400
                           FACSIMILE: (202) 942-8484

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]
__________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED MAY 30, 1997


                                2,500,000 SHARES

                      ADVANCED COMMUNICATION SYSTEMS, INC.

                                  COMMON STOCK

                               ------------------

     Of the 2,500,000 shares of Common Stock (the "Common Stock") offered hereby, 1,850,000 shares are being sold by Advanced Communication Systems, Inc. (the "Company") and 650,000 shares are being sold by the Selling Stockholders. See "Principal and Selling Stockholders." The Company will receive no proceeds from the sale of shares by the Selling Stockholders.


     Prior to the offering, there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price will be between $8.50 and $10.50 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. Application has been made to have the Common Stock approved for quotation on the Nasdaq National Market under the trading symbol "ACSC."

                               ------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                               ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

==================================================================================================
                                                                                    PROCEEDS TO
                                      PRICE TO      UNDERWRITING    PROCEEDS TO       SELLING
                                       PUBLIC       DISCOUNT (1)    COMPANY (2)     STOCKHOLDERS
--------------------------------------------------------------------------------------------------
Per Share.........................        $              $               $               $
--------------------------------------------------------------------------------------------------
Total (3).........................     $              $               $               $
==================================================================================================

(1) The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."


(2) Before deducting estimated offering expenses of $750,000, all of which will be paid by the Company.


(3) The Company has granted to the Underwriters a 30-day option to purchase up to 375,000 additional shares of Common Stock on the same terms and conditions as set forth above solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting
    Discount and Proceeds to Company will be $          , $          and
    $          , respectively. See "Underwriting."

                               ------------------

     The Common Stock is offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them and subject to certain conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer or to reject any orders in whole or in part. It is expected that
delivery of the shares of Common Stock will be made on or about             ,
1997.

A.G. EDWARDS & SONS, INC.                                    FERRIS, BAKER WATTS
                                                                  Incorporated

               THE DATE OF THIS PROSPECTUS IS             , 1997

                             DESCRIPTION OF GRAPHIC


     The chart is comprised of three rows of two boxes each. The top left box has a drawing of a satellite dish under the words "Communication Systems." The top right box contains three bullet points: "Engineering;" "Program Planning & Management;" and "Communication Networks." The middle left box contains six bullet points: "Information Management Systems;" "Networks;" "Database Services;" "Internet/Intranet Services;" "Web Page Development;" and "Multimedia Products." The middle right box contains the words "Information Technology" over a drawing of information being transmitted from a ship at sea to shore via satellite. The bottom left box contains a drawing of a puzzle piece inscribed "ACS" superimposed over photos of a ship at sea and a computer, under the words "Systems Integration." The bottom right box contains four bullet points: "VME Applications;" "BGIXS-II & Pelican;" "ISALTS;" and "Value Added Resales."


                            ------------------------

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING SYNDICATE COVERING TRANSACTIONS AND THE IMPOSITION OF A PENALTY BID. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY


     The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and the Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Investors should consider carefully the risk factors related to the purchase of the Common Stock of the Company. See "Risk Factors." Unless otherwise indicated, the information in this Prospectus assumes that the Underwriters' over-allotment option will not be exercised and gives effect to a 675-for-1 stock split of the Common Stock, to be paid in the form of a stock dividend. References herein to fiscal years are to the Company's fiscal year which ends on September 30 of each year. For example, the twelve months ended September 30, 1996 are referred to herein as fiscal 1996. A glossary of acronyms used in this Prospectus appears on page 49.


                                  THE COMPANY


     Advanced Communication Systems, Inc. provides communications and information technology services and solutions, predominantly to U.S. government agencies and to a lesser extent commercial and international customers. The Company operates primarily in three interrelated areas: communication systems design and support, information technology services ("IT Services") and systems integration. The Company believes that, from its inception in 1987, it has been a leader in U.S. Navy satellite communications ("SATCOM"). Recently, using its information management capabilities in such areas as network and database design and support, the Company has begun to expand its services to the U.S. military. In addition, it is using these capabilities to develop business with other federal agencies, state and local governments and commercial and international customers. In fiscal 1996, revenues from commercial and international customers accounted for approximately 10.0% of the Company's revenues. Revenues have increased each year since fiscal 1987 and grew at a compound annual rate of 36.3% during the last five fiscal years, reaching $31.7 million for fiscal 1996. Additionally, for the six-month period ended March 31, 1997, the Company's revenues grew 62.1% over the comparable six-month period of the prior year, reaching $21.1 million. The Company's total funded and unfunded backlog was $139.2 million as of September 30, 1996. (See "Business -- Backlog.")


     The three main areas of the Company's business are as follows:

        - COMMUNICATION SYSTEMS. The Company designs, engineers, develops, integrates, installs and operates satellite and computer-based communication systems. It provides SATCOM engineering and technical services and program and system support primarily to program directorates and field activities of the U.S. Navy. Recently, the Company has expanded its communication systems business capabilities to provide a full range of systems engineering procurement and technical support for the Command, Control, Communication, Computer and Intelligence ("C4I") initiatives of the Department of Defense (the "DOD"). In addition, the Company has expanded its staff to include experts in program and financial management, and now provides support in these areas to its communication systems customers. The Company believes this combination of skills and capabilities is one of the factors that distinguishes it from its competitors in the communication systems business. For fiscal 1996, the Company's communication systems business represented 64.5% of revenues.

        - IT SERVICES. The Company provides a full range of services and support in the areas of information management technology, information processing, network design and operations, database design and management, Internet and intranet services and multimedia training services. It provides these services to a wide range of customers, including the DOD, other federal agencies and commercial enterprises. The advanced technical capabilities gained by the Company while performing services for government customers has provided expertise in the information technology area, which the Company is leveraging to develop its commercial business. The Company is currently focusing on expanding its IT Services to commercial and international customers. For fiscal 1996, the Company's IT Services business represented 25.3% of revenues.

        - SYSTEMS INTEGRATION. The Company provides systems integration services for communication systems and, to a lesser extent, acts as a value-added reseller of computer hardware and software to both government and commercial customers. The Company's strategy in this business area is to concentrate on providing total communication systems integration solutions. Most of this communication systems integration business is performed under its contract (the "GSA Schedule Contract") with the General Services Administration ("GSA"), which permits the Company to sell approved products to U.S. government agencies and contractors without competitive bidding. The Company's systems integration business represented 10.2% of revenues for fiscal 1996 and 23.7% of revenues for the six-month period ended March 31, 1997.

     Growth in the Company's business is being driven in part by the increasing trend in government and commercial organizations to focus on their core competencies and to outsource non-core functions such as information technology. In addition, the U.S. military is placing greater emphasis on increasing productivity while using fewer resources by employing systems that act as "force multipliers." Solutions and technologies such as those offered by the Company permit the use of fewer personnel and assets and result in more effective performance at lower levels of spending. Federal Sources, Inc., an independent market research firm specializing in the U.S. federal market, estimates that the U.S. government has budgeted $26.5 billion in its fiscal year 1997 for information technology services and products. In addition, the fiscal year 1997 DOD budget for information technology in the classified command, control and communication market is estimated to be approximately $9.8 billion. The Company believes that the commercial information technology market is significantly larger than the government market.

     The Company believes it has established a reputation in the industry for delivering creative solutions to complex problems through the use of highly skilled personnel and the most current technology. The Company has managed large and complex federal contracts and believes this capability positions it to capitalize on the future growth in outsourcing, both in the United States and internationally. To do so, the Company plans to employ the following strategies:
(i) maintain leadership in the military SATCOM industry; (ii) expand existing services and customer base; (iii) develop additional commercial business; and
(iv) expand through strategic acquisitions and the use of teaming relationships.

     Advanced Communication Systems, Inc. is a Delaware corporation incorporated in 1987. Its principal executive offices are located at 10089 Lee Highway, Fairfax, Virginia 22030, and its telephone number is (703) 934-8130.

                                  THE OFFERING


Common Stock offered by the Company.....................   1,850,000 shares
Common Stock offered by the Selling Stockholders........   650,000 shares
Common Stock to be outstanding after the offering (1)...   5,663,750 shares
Use of Proceeds.........................................   Payment of S corporation distributions,
                                                           repayment of debt and general corporate
                                                           purposes, including possible
                                                           acquisitions. See "Use of Proceeds."
Proposed Nasdaq National Market symbol..................   "ACSC"


---------------
(1) Does not include an aggregate of 713,500 shares of Common Stock reserved for issuance by the Company upon the exercise of stock options. As of the date of this Prospectus, there were options to purchase 263,500 shares of Common Stock outstanding. See "Management -- Stock Plans and Agreements."

                             SUMMARY FINANCIAL DATA


                                                                                                      SIX MONTHS ENDED
                                                            YEAR ENDED SEPTEMBER 30,                     MARCH 31,
                                               --------------------------------------------------    ------------------
                                                1992      1993       1994       1995       1996       1996       1997
                                               ------    -------    -------    -------    -------    -------    -------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
    Revenues................................   $8,679    $12,223    $19,106    $23,724    $31,665    $13,036    $21,130
    Direct costs............................    4,881      7,050     11,418     14,815     19,307      7,195     14,746
    Indirect, general and administrative
      expenses..............................    3,194      4,612      7,177      8,202     10,253      4,774      5,025
                                               ------    -------    -------    -------    -------    -------    -------
    Income from operations..................      604        561        511        707      2,105      1,067      1,359
    Other income (expense), net.............      (49)       (78)       (73)      (133)      (200)      (101)       (90)
                                               ------    -------    -------    -------    -------    -------    -------
    Net income..............................   $  555    $   483    $   438    $   574    $ 1,905    $   966    $ 1,269
                                               ======    =======    =======    =======    =======    =======    =======
PRO FORMA STATEMENT OF OPERATIONS DATA (1):
    Net income before taxes.................   $  555    $   483    $   438    $   574    $ 1,905    $   966    $ 1,269
    Income taxes............................      222        193        175        229        743        386        495
                                               ------    -------    -------    -------    -------    -------    -------
    Net income..............................   $  333    $   290    $   263    $   345    $ 1,162    $   580    $   774
                                               ======    =======    =======    =======    =======    =======    =======
    Net income per share (2)................                                              $  0.27               $  0.18
                                                                                           ======                 =====
    Weighted average shares outstanding
      (2)...................................                                                4,302                 4,283



                                                                                            MARCH 31, 1997
                                                                                      --------------------------
                                                                                                    PRO FORMA
                                                                                      ACTUAL     AS ADJUSTED (3)
                                                                                      -------    ---------------
                                                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
    Working capital................................................................   $ 3,680        $13,500
    Total assets...................................................................    15,671         25,766
    Total debt.....................................................................     --           --
    Stockholders' equity...........................................................     5,682         14,677


---------------

(1) For all periods presented, the Company elected to be treated as an S corporation and was not subject to federal and certain state income taxes. The Pro Forma Statement of Operations Data reflects federal and state income taxes based on estimated tax rates, as if the Company had not elected S corporation status for the periods indicated. See "S Corporation Distribution and Termination of S Corporation Status."


(2) The pro forma weighted average shares outstanding is based on: (i) the weighted average shares outstanding during the period, assuming the dilutive effect of all options outstanding; (ii) stock options issued during the twelve months immediately preceding the offering (using the treasury stock method and an assumed initial public offering price of $9.50 per share) for all periods presented; and (iii) the assumed sale of a sufficient number of shares of Common Stock necessary to provide funds to make a distribution of all undistributed S corporation earnings as of March 31, 1997 in excess of fiscal 1996 earnings.


(3) Gives effect to: (i) a distribution to the Company's current stockholders of undistributed S corporation earnings, which totaled approximately $5.5 million as of March 31, 1997; (ii) the recording of a $1.1 million deferred tax liability, which would have been required had the Company terminated its S corporation status as of March 31, 1997; and (iii) the sale of the 1,850,000 shares of Common Stock offered by the Company hereby, at an assumed initial public offering price of $9.50 per share and after deducting the estimated underwriting discount and offering expenses, and the receipt of the net proceeds therefrom. The Company intends to structure the S corporation distribution so that no deferred tax liability will be recorded in connection with the termination of the Company's S corporation status. The Company estimates that the actual amount of the S corporation distribution will be between $6.5 million and $6.9 million. See "S Corporation Distribution and Termination of S Corporation Status."

                                  RISK FACTORS

     Prospective investors should carefully consider the following risk factors relating to the Company and the Common Stock, in addition to the other information contained in this Prospectus. Certain statements contained in this Prospectus that are not related to historical results are forward-looking statements. Actual results may differ materially from those projected or implied in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following risk factors.

CONCENTRATION OF REVENUES


     For fiscal 1994, 1995 and 1996 and the six months ended March 31, 1997, approximately 100%, 99%, 90% and 94%, respectively, of the Company's revenues were derived from contracts or subcontracts funded by the U.S. government, virtually all of which were funded by the DOD. The Company expects that U.S. government contracts are likely to continue to account for a significant portion of its revenues in the future. Accordingly, the Company's financial performance may be adversely affected by changing U.S. government procurement practices and policies and declines in U.S. defense spending. Among the factors that could have a material adverse effect upon the Company's ability to win new contracts with the U.S. government, or retain existing contracts, are budgetary constraints, changes in government funding levels, programs, policies or requirements, technological developments, the adoption of new laws or regulations and general economic conditions. In addition, certain of the Company's contracts individually contribute a significant percentage of its revenues. For fiscal 1996, one contract with the U.S. Navy generated approximately 28% of the Company's revenues. For the six-month period ended March 31, 1997, a different contract with the U.S. Navy generated approximately 36% of the Company's revenues. The Company's five largest contracts generated approximately 69% and 83% of its revenues, respectively, for the same periods. Although the Company intends to expand its non-military and non-government sales, a relatively small number of large U.S. government contracts are likely to continue to account for a significant percentage of the Company's revenues in the future. Termination of these contracts or the Company's inability to renew or replace them when they expire could have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Government Contracts."


GOVERNMENT CONTRACTING RISKS


     Government contracts, including the GSA Schedule Contract, by their terms, generally can be terminated at any time by the government without cause. If a government contract is so terminated, the Company generally would be entitled to receive compensation for the services provided or costs incurred up to the time of termination and a negotiated amount of the profit on the contract to the date of termination. Termination of any of its large government contracts could have a material adverse effect on the Company's business, financial condition and results of operations.


     Government contracts require compliance with various contract provisions and procurement regulations. The adoption of new or modified procurement regulations could have a material adverse effect on the Company's business, financial condition and results of operations or increase its costs of competing for or performing government contracts. Any violation of these regulations could result in the termination of the contracts, imposition of fines and/or debarment from award of additional government contracts. Most government contracts are subject to modification or termination in the event of changes in funding, and the Company's contract costs and revenues are subject to adjustment as a result of audits by the Defense Contract Audit Agency (the "DCAA") and other government auditors. The award of government contracts also is subject to protest by competitors which can result in the re-opening of the bidding process, unanticipated legal costs or the award of a contract to a competitor.

     Government contracts generally are awarded to the Company through a formal competitive bidding process in which the Company has many competitors. Upon expiration, government contracts may be subject to a competitive rebidding process. There can be no assurance that the Company will be successful in winning contract awards or renewals in the future. The Company's failure to renew or replace such contracts when they expire could have a material adverse effect on its business, financial condition and results of operations.

     A significant portion of the Company's revenues in fiscal 1996 (approximately 45%) and in the six months ended March 31, 1997 (approximately 23%) was generated by U.S. government contracts awarded to the Company through small business set-aside programs. The Company no longer is eligible to participate in some of these programs and, as its revenues and size expand, it will lose its eligibility to participate in more of these programs. There can be no assurance that the Company will be able to replace revenues from these contracts.


     The Company also derives significant revenues from sales under the GSA Schedule Contract. For fiscal 1996 and the six months ended March 31, 1997, approximately 9% and 26%, respectively, of the Company's revenues were derived from contracts under the GSA Schedule. The government has no obligation to purchase any significant amount of goods or services under the contract and there can be no assurance as to the actual level of sales that will be derived from this contract. The GSA Schedule Contract is a fixed price contract, which imposes greater financial risk on the Company than a cost reimbursement or time and materials contract. Failure to anticipate technical problems, estimate costs accurately or control costs during performance of a fixed price contract may reduce the Company's profit or cause a loss. In addition, the GSA Schedule Contract is a one year contract, renewable annually by the government. There can be no assurance that the GSA Schedule Contract will be renewed, and the Company's inability to renew or replace the GSA Schedule Contract could have a material adverse effect on its business, financial condition and results of operations. See "Business -- Government Contracts."


BACKLOG NOT INDICATIVE OF REVENUES


     Many of the Company's contracts are multi-year contracts and contracts with option years, and portions of these contracts are carried forward from one year to the next as part of the Company's contract backlog. The estimated backlog under a government contract is not necessarily indicative of revenues that will actually be realized under that contract. Congress normally appropriates funds for a given program on a fiscal year basis, even though actual contract performance may take many years. As a result, contracts ordinarily are only partially funded at the time of award, and additional monies are normally committed to the contract by the procuring agency as appropriations are made by Congress in subsequent fiscal years. There can be no assurance that Congress will appropriate funds or that procuring agencies will commit funds to the Company's contracts for their anticipated terms. In addition, most of the Company's government contracts have a base term of one year and a number of option years. There can be no assurance that the government will extend a contract through its option years. Many of the Company's large contracts require that the Company supply services upon request, and the Company receives no payments under these contracts until such services are requested and performed. There can be no assurance that cancellations or scope adjustments of these contracts might not occur or that the Company's services under these contracts will be requested at the anticipated levels in the future. See
"Business -- Government Contracts" and "Business -- Backlog."


VARIABILITY OF QUARTERLY OPERATING RESULTS

     The Company's revenues and earnings may fluctuate from quarter to quarter based on such factors as the number, size and scope of projects, expenditures required by the Company, delays, employee utilization rates, adequacy of provisions for losses, accuracy of estimates of resources required to complete ongoing projects and general economic conditions. Demand for the Company's products and services in each of the markets it serves can vary significantly from quarter to quarter due to revisions in customer budgets or schedules and other factors beyond the Company's control. Due to all of the foregoing factors, it is possible that in some future period the Company's results of operations will fall below the expectations of securities analysts and investors. In this event, the market price of the Common Stock would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Results of Operations."

NEED TO ATTRACT AND RETAIN PROFESSIONAL STAFF

     The Company's success will depend in part upon its ability to attract, retain, train and motivate highly skilled employees, particularly in the area of information technology. There is significant competition for employees with the communication and information technology skills required to perform the services the Company offers. In addition, the Company must often comply with provisions in government contracts which require employment of persons with specified levels of education, work experience and security clearances. There can be no assurance that the Company will be successful in attracting a sufficient number of highly skilled employees in the future. None of the Company's key personnel are subject to noncompetition agreements. The loss of its key technical personnel or its inability in the future to attract key employees or to relocate them as required by customers could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Employees."

INTERNATIONAL EXPANSION


     As part of its growth strategy, the Company is seeking opportunities to expand into international markets. To date, the Company has limited experience in marketing and distributing its products internationally. International business accounted for 7% of the Company's revenues for fiscal 1996 and 4% for the six months ended March 31, 1997. In marketing its products and services internationally, the Company will face new competitors, some of which may have established a strong presence in those markets. In addition, the ability of the Company to market its products in foreign countries will be dependent on the Company's ability to adapt its products to operate in foreign languages and to provide the functionality desired by customers in those countries. There can be no assurance that the Company will be successful in so adapting its products. In addition to the uncertainty as to the Company's ability to establish an international presence, there are certain difficulties and risks inherent in doing business on an international level, such as compliance with regulatory requirements and changes in these requirements, export restrictions, tariffs and other trade barriers, limited protection of intellectual property rights, difficulties in staffing and managing international operations, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates and potentially adverse tax consequences. There can be no assurance that one or more of these factors will not have a material adverse effect on any international operations established by the Company, and consequently, on the Company's business, financial condition and results of operations. See "Business -- Business Strategy."


RISKS ASSOCIATED WITH ENTRY INTO COMMERCIAL BUSINESS


     The Company is pursuing a strategy to increase the sales of its services in the commercial market, although the Company and its management have limited experience in this market. To date, the Company's sales to customers other than the U.S. government have been made almost exclusively to military agencies of other countries and to a lesser extent civilian buyers. Commercial contracts accounted for 3% of the Company's revenues for fiscal 1996 and 2% for the six months ended March 31, 1997. There can be no assurance that the Company will be able to compete successfully in the civilian markets or continue to make sales to defense agencies outside the United States.


     Most of the Company's existing commercial contracts are fixed price contracts, and the Company expects this will continue to be true with respect to new commercial contracts. The Company may fail to anticipate technical problems, estimate costs accurately or control costs during performance of a fixed price contract, any of which may reduce the Company's profit or cause a loss under such contracts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview," "Business -- Business Strategy" and "Business -- Government Contracts."

RISKS ASSOCIATED WITH ACQUISITION STRATEGY

     A part of the Company's business strategy calls for growth through acquisitions, although to date it has not completed any. Identifying and pursuing future acquisition opportunities will require a significant amount of management time and skill. There can be no assurance that the Company will be able to identify suitable acquisition candidates, consummate any acquisition on acceptable terms or successfully integrate acquired business operations. Future acquisitions may entail the payment of consideration in excess of book value, may result in the issuance of additional shares of the Company's Common Stock or the incurrence of additional indebtedness and could have a dilutive effect on the Company's net income per share. See "Business -- Business Strategy."

MANAGEMENT OF GROWTH

     The Company's revenues have increased over the past five fiscal years at a compound annual rate of 36.3%. Continued growth could place a significant strain on the Company's limited personnel, management, financial controls and other resources. The Company's ability to manage any future expansion effectively will require it to attract, retain, train, motivate and manage new employees successfully, to integrate new management and employees into its overall operations and to continue to improve its operational, financial and management systems and controls and facilities. The Company's failure to manage any expansion effectively could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON KEY PERSONNEL

     The Company's success depends to a significant degree on its key management personnel, especially George A. Robinson, Charles G. Martinache, Thomas A. Costello and Dev Ganesan. The loss of any one of these individuals could have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not have employment agreements with any of these individuals, except for Mr. Ganesan. See "Management -- Employment Agreements." It maintains key man life insurance policies on Messrs. Robinson, Martinache and Costello, each in the amount of $1,000,000.

COMPETITION

     The Company experiences significant competition in all of the areas in which it does business. In general, the markets in which it competes are not dominated by a single company or a small number of companies; instead, a large number of companies offer services that overlap and are competitive with those offered by the Company. Many of its competitors are significantly larger and have greater financial resources than the Company, and some of these competitors are divisions or subsidiaries of large, diversified companies that have access to the financial resources of their parent companies. The Company believes that the principal competitive factors in the businesses in which it operates are technical understanding, management capability, past contract performance, personnel qualifications and price. In the federal government market, procurement reforms over the past years have increased the importance of a contractor's past performance in deciding new bid awards. There can be no assurance that the Company will be able to compete successfully. See
"Business -- Competition."

PROPRIETARY INFORMATION

     Much of the Company's business is derived from work product, software programs, methodologies and other information in which it has a proprietary interest. Although the Company seeks to protect this data with trademarks, copyrights and confidentiality agreements, there can be no assurance that these measures will prevent the unauthorized disclosure or use of the Company's technical knowledge, practices or procedures, or that others may not independently develop similar knowledge, practices or procedures. In addition, the government may acquire certain proprietary rights to software programs and other products that result from the Company's services under government contracts or subcontracts and may disclose such information to third parties, including competitors of the Company. Disclosure or loss of control over its proprietary information could have a material adverse effect on the Company's business, financial condition and results of operations. The Company may also be subject to litigation to defend against claimed infringement of the rights of others or to determine the scope and validity of the intellectual property rights of others. Any such litigation would be costly and divert management's attention, either of which could have a material adverse effect on the Company's business, financial condition and results of operations. Adverse determinations in such litigation could result in the loss of the Company's proprietary rights, subject the Company to significant liabilities, require the Company to seek licenses from third parties or prevent the Company from selling its services, any one of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Intellectual Property."

CONTROL BY EXECUTIVE OFFICERS AND DIRECTORS; ANTI-TAKEOVER PROVISIONS



     Upon the consummation of this offering, the founders and principal officers of the Company, Messrs. George A. Robinson, Charles G. Martinache and Thomas A. Costello, will beneficially own 50.1% of the outstanding shares of Common Stock. Messrs. Robinson, Martinache and Costello, individually and as trustees for certain trusts, also have entered into a Stockholders Agreement pursuant to which each has agreed to vote the shares beneficially owned by him to elect each of the others as a director of the Company and to vote on other matters as a block as determined by a majority vote of their shares. This will permit Messrs. Robinson, Martinache and Costello to control votes on matters that require approval of the Company's stockholders. Purchasers of the Common Stock will be minority stockholders of the Company and, although entitled to vote on any matters that require stockholder approval, will not control the outcome of these votes. See "Management -- Stockholders Agreement" and "Principal and Selling Stockholders."



     Upon the closing of the offering, the directors of the Company will be authorized to issue, without stockholder approval, up to 1,000,000 shares of Preferred Stock. Such Preferred Stock may have rights senior to the Common Stock. This Preferred Stock may have the effect of delaying or preventing a change in control, may decrease the amount of earnings and assets available for distribution to the holders of the Common Stock or may adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock. Further, certain provisions of Delaware law, including Section 203 of the Delaware General Corporation Law ("DGCL"), could delay or make more difficult a merger, tender offer or proxy contest involving the Company. See "Description of Capital Stock -- Preferred Stock" and "Description of Capital Stock -- Certain Provisions of Delaware Law."



TERMINATION OF SUBCHAPTER S CORPORATION STATUS; PAYMENT OF SUBSTANTIAL OFFERING PROCEEDS TO CURRENT STOCKHOLDERS



     Since October 1989, the Company has been treated for federal and certain state income tax purposes as a Subchapter S corporation under the Internal Revenue Code of 1986, as amended (the "Code"). Prior to the closing of this offering, the Company will terminate its status as an S corporation (the "Termination Date") and will declare a dividend to stockholders of record in an amount equal to the lesser of $6.9 million and the actual amount of undistributed S corporation earnings as of the Termination Date (the "S Corporation Distribution"). As of March 31, 1997, the Company's undistributed S corporation earnings equaled approximately $5.5 million. The Company estimates that the actual amount of the S Corporation Distribution will be between $6.5 million and $6.9 million. The S Corporation Distribution will be paid using receivables, cash on hand, borrowings under the existing line of credit and, if necessary, additional short-term borrowings. Any amounts so borrowed will be repaid using a portion of the net proceeds of this offering. Purchasers of Common Stock in this offering will not receive any portion of this dividend. The Company intends to structure the S Corporation Distribution so that no deferred tax liability will be recorded in connection with the termination of the S corporation status. Had the Company terminated its S corporation status at March 31, 1997, the amount of deferred tax liability would have been $1.1 million. As of the Termination Date, the Company will no longer be an S corporation and, accordingly, will become subject to federal and state income taxes. See "S Corporation Distribution and Termination of S Corporation Status" and "Use of Proceeds."


BENEFITS OF THE OFFERING TO CURRENT STOCKHOLDERS


     The current stockholders of the Company will receive certain benefits from the sale of the Common Stock offered hereby. The offering will establish a public market for the Common Stock and provide increased liquidity to the current stockholders for the shares of Common Stock that they will own after the offering, subject to certain limitations. See "Shares Eligible for Future Sale." The Company intends to use a portion of the net proceeds of the offering to fund the S Corporation Distribution, which the Company estimates will be between $6.5 million and $6.9 million, and to repay any borrowings incurred to fund the S Corporation Distribution. See "S Corporation Distribution and Termination of S Corporation Status" and "Use of Proceeds." The Selling Stockholders will sell 650,000 shares of Common Stock in the offering and will receive $5.7 million in net proceeds, based upon an assumed initial public offering price of $9.50 per share, after deducting the Selling Stockholders' proportionate share of the estimated underwriting discount. Following this offering, the current stockholders of the Company will own Common Stock with a market value of approximately $30.1 million, based upon an assumed initial public offering price of $9.50 per share.


SHARES ELIGIBLE FOR FUTURE SALE

     Upon the closing of this offering, the Company will have 5,663,750 shares of Common Stock outstanding. The 2,500,000 shares of Common Stock sold in this offering will be freely tradable without restriction or limitation under the Securities Act of 1933, except for shares purchased by "affiliates" (as defined under the Securities Act of 1933). All of the remaining 3,163,750 shares of Common Stock will become eligible for sale 90 days following the date of this Prospectus, subject in some cases to the volume and other limitations of Rule 144 under the Securities Act. All of these shares are subject to lock-up agreements under which their holders have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this Prospectus, without the prior written consent of A.G. Edwards & Sons, Inc. Upon completion of this offering, the Company will have 713,500 shares of Common Stock reserved for issuance upon the exercise of stock options, of which 263,500 shares are subject to currently outstanding options. Following the completion of this offering, the Company intends to file one or more registration statements on Form S-8 to register these shares. Sales of substantial amounts of Common Stock in the public markets, pursuant to Rule 144 or otherwise, or the availability of such shares for sale could adversely affect the prevailing market prices for the Common Stock and impair the Company's ability to raise additional capital through the sale of equity securities in the future. See "Management -- Stock Plans and Agreements" and "Shares Eligible for Future Sale."

DILUTION


     Purchasers of Common Stock in this offering will experience an immediate and substantial dilution of $6.91 per share in the pro forma net tangible book value of their Common Stock. See "Dilution."


ABSENCE OF A PUBLIC MARKET; DETERMINATION OF OFFERING PRICE; VOLATILITY OF STOCK PRICE

     Prior to this offering, there has been no public market for the Common Stock. Consequently, the initial public offering price will be determined through negotiations between the Company and representatives of the Underwriters. See "Underwriting" for a discussion of factors to be considered in determining the initial public offering price. There can be no assurance that a regular trading market for the Common Stock will develop after this offering or, if developed, that a public trading market can be sustained. The initial public offering price will not necessarily reflect, and may be higher than, the market price of the Common Stock after the offering. There has historically been significant volatility in the market price of securities of technology companies. In addition, the stock market in recent years has experienced significant price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of particular companies. Many factors that have influenced trading prices, such as actual or anticipated operating results, growth rates, changes in estimates by analysts, market conditions in the industry, announcements by competitors, regulatory actions and general economic conditions, will vary from period to period. As a result of the foregoing, the Company's operating results from time to time may be below the expectations of securities analysts and investors. Any such event would likely result in a material adverse effect on the market price of the Common Stock. See "Underwriting."

PAYMENT OF DIVIDENDS


     Other than the S Corporation Distribution, the Company does not anticipate declaring or paying cash dividends in the foreseeable future. In addition, the Company's existing credit facility contains provisions which could have the effect of limiting its ability to pay cash dividends. See "Dividend Policy."

                           S CORPORATION DISTRIBUTION
                    AND TERMINATION OF S CORPORATION STATUS

     Prior to this offering, the Company has been treated as a Subchapter S corporation under the Code for federal and certain state income tax purposes. As a result, the Company's earnings were taxed for federal and certain state tax purposes directly to its stockholders. Effective as of the Termination Date, the Company's status as an S corporation will be terminated and the Company will become subject to federal and state income taxes.


     Prior to the Offering, the Board of Directors intends to declare a dividend to the existing stockholders in an amount equal to the lesser of $6.9 million and the actual amount of undistributed S corporation earnings. As of March 31, 1997, undistributed S corporation earnings approximated $5.5 million. The Company estimates that the actual amount of the S Corporation Distribution will be between $6.5 million and $6.9 million. The Company will pay approximately 90% of the estimated amount of the S Corporation Distribution on the Termination Date using Company receivables, cash on hand, borrowings under the existing line of credit and, if necessary, additional short-term borrowings. Any amounts so borrowed will be repaid using a portion of the net proceeds of this offering. The balance of the S Corporation Distribution will be paid when the actual amount is calculated. See "Use of Proceeds."


     In connection with the S Corporation Distribution, the Company and each of the stockholders receiving a portion of the S Corporation Distribution will enter into cross-indemnification agreements pursuant to which the Company will indemnify each stockholder and each stockholder will indemnify the Company from and against adverse tax effects resulting from the reallocation of income and expenses between Subchapter S corporation and Subchapter C corporation tax years.


     The Company intends to structure the S Corporation Distribution so that no deferred tax liability will be recorded in connection with the S corporation termination. Had the Company terminated its S corporation status at March 31, 1997, the amount of such deferred tax liability would have been $1.1 million.


                                USE OF PROCEEDS


     The net proceeds to be received by the Company from the sale of the 1,850,000 shares of Common Stock offered by it hereby are estimated to be $15.6 million ($18.9 million if the over-allotment option granted to the Underwriters is exercised in full) after deducting the estimated underwriting discount and estimated expenses to be paid by the Company and assuming an initial public offering price of $9.50 per share. The Company will not receive any of the proceeds from the sale of the 650,000 shares of Common Stock offered by the Selling Stockholders.



     The Company intends to use the net proceeds of the offering to fund the S Corporation Distribution and to repay the outstanding balance on its line of credit, if any, including any amounts used to fund the S Corporation Distribution, and any additional borrowings incurred by the Company to fund the S Corporation Distribution. The Company's outstanding principal line of credit bears interest at the bank's prime rate plus a percentage, not more than 0.25%, which depends on the Company's historical financial performance, and matures on February 28, 1998. Borrowings under the bank line of credit to date have been used for working capital. There was no debt outstanding under the line of credit as of May 29, 1997.



     The remainder of the net proceeds received by the Company from the offering will be used for working capital and general corporate purposes, including possible acquisitions of businesses complementary to the Company's businesses. The Company does not currently have any agreements or commitments with respect to any potential acquisitions, nor are any negotiations regarding any acquisitions ongoing. Pending such uses, the Company intends to invest the net proceeds from the offering in investment grade, interest-bearing instruments.

                                DIVIDEND POLICY


     The Company historically has made distributions to its stockholders related to its S corporation status and the resulting tax payment obligations imposed on its stockholders, including a total of $27,650 since October 1, 1994. Other than the S Corporation Distribution, the Company does not anticipate declaring or paying cash dividends in the foreseeable future. In addition, the Company's existing credit facility contains provisions which could have the effect of limiting its ability to pay cash dividends, other than the S Corporation Distribution.


                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of March 31, 1997 on an actual and pro forma as adjusted basis. This table should be read in conjunction with the Consolidated Financial Statements and related Notes thereto included elsewhere in this Prospectus.


                                                                            MARCH 31, 1997
                                                                     ----------------------------
                                                                                     PRO FORMA
                                                                      ACTUAL      AS ADJUSTED (1)
                                                                     --------     ---------------
                                                                            (IN THOUSANDS)
Total long-term debt...............................................  $     --         $    --
                                                                     --------         -------
Stockholders' equity (2):
     Preferred stock, $.01 par value, 1,000,000 shares authorized, no shares issued and outstanding, actual and pro forma as
      adjusted.....................................................        --              --
     Common Stock, $.01 par value, 40,000,000 shares authorized,
      6,750,000 shares issued, 3,786,750 outstanding, actual,
      8,600,000 shares issued, 5,636,750 outstanding, pro forma as
      adjusted (3).................................................        67              86
     Paid-in capital and accretion.................................    16,506          15,644
     Retained earnings.............................................     5,789            (811)
     Adjustment for redemption value greater than amounts paid in
      by stockholders..............................................   (16,438)             --
     Less cost of 2,963,250 shares of treasury stock...............      (242)           (242)
                                                                     --------         -------
       Total stockholders' equity..................................     5,682          14,677
                                                                     --------         -------
          Total capitalization.....................................  $  5,682         $14,677
                                                                     ========         =======


---------------

(1) Gives effect to: (i) a distribution to the Company's current stockholders of undistributed S corporation earnings, which totaled approximately $5.5 million as of March 31, 1997; (ii) the recording of a $1.1 million deferred tax liability, which would have been required had the Company terminated its S corporation status as of March 31, 1997; (iii) the sale of the 1,850,000 shares of Common Stock offered by the Company hereby, at an assumed initial public offering price of $9.50 per share and after deducting the estimated underwriting discount and offering expenses, and the receipt of the net proceeds therefrom; and (iv) the cancellation of Stock Redemption Agreements, resulting in elimination of the adjustment for redemption value greater than amounts paid in by stockholders. The Company intends to structure the S Corporation Distribution so that no deferred tax liability will be recorded in connection with the termination of the S corporation status. The Company estimates that the actual amount of the S Corporation Distribution will be between $6.5 million and $6.9 million. See "S Corporation Distribution and Termination of S Corporation Status" and Note 9 of Notes to Financial Statements.

(2) Gives effect to an amendment to the Company's Certificate of Incorporation which authorizes Preferred Stock and increases the number of authorized shares of Common Stock.

(3) Does not include an aggregate of 740,500 shares of Common Stock reserved for issuance at March 31, 1997 by the Company upon the exercise of stock options, of which 27,000 have been issued upon the exercise of an option subsequent to March 31, 1997. As of the date of this Prospectus, there were options outstanding to purchase 263,500 shares of Common Stock at a weighted average price of $5.34 per share, none of which are currently exercisable.

                                    DILUTION


     Purchasers of the Common Stock offered hereby will experience an immediate and substantial dilution in the pro forma net tangible book value of their Common Stock from the assumed initial public offering price. The net tangible book value of the Company as of March 31, 1997 was $5.7 million, or $1.49 per share. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding, including the effect of 27,000 shares of Common Stock which were issued pursuant to the exercise of stock options in April 1997. The pro forma net tangible book deficit of the Company as of March 31, 1997, after giving effect to the distribution of undistributed S corporation earnings, which were $5.5 million at March 31, 1997, and the related provision for deferred income taxes, would have been $(918,000), or $(0.24) per share. After giving effect to the sale by the Company of the 1,850,000 shares of Common Stock offered by it hereby at an assumed initial public offering price of $9.50 per share (after deducting the estimated underwriting discount and estimated offering expenses), the pro forma net tangible book value would have been approximately $14.7 million, or $2.59 per share. This represents an immediate increase in pro forma net tangible book value of $2.83 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $6.91 per share to purchasers of Common Stock in this offering. The following table illustrates this per share dilution in pro forma net tangible book value per share:



    Assumed initial public offering price per share......................             $9.50
         Net tangible book value per share at March 31, 1997.............   $ 1.49
         Decrease attributable to pro forma adjustments..................    (1.73)
                                                                            ------
         Pro forma net tangible book value per share at March 31, 1997...    (0.24)
         Increase per share attributable to new investors................     2.83
                                                                            ------
    Pro forma net tangible book value per share after the offering.......              2.59
                                                                                      -----
    Dilution per share to new investors..................................             $6.91
                                                                                      =====



     The following table sets forth, as of May 29, 1997, certain information with respect to the number of shares acquired, total consideration paid and the average price paid per share by existing stockholders and by purchasers of the shares offered hereby (assuming an initial public offering price of $9.50 per share and before deducting the estimated underwriting discount):



                                               SHARES PURCHASED        TOTAL CONSIDERATION        AVERAGE
                                             --------------------     ----------------------     PRICE PER
                                              NUMBER      PERCENT       AMOUNT       PERCENT       SHARE
                                             ---------    -------     -----------    -------     ---------
Existing stockholders.....................   3,813,750      67.3%     $   150,810       0.9%       $0.04
New investors.............................   1,850,000      32.7       17,575,000      99.1        $9.50
                                             ---------     -----      -----------     -----
     Total................................   5,663,750     100.0%     $17,725,810     100.0%
                                             =========     =====      ===========     =====



     The foregoing table assumes no exercise of stock options subsequent to May 29, 1997 or of the Underwriters' over-allotment option. As of the date of this Prospectus, there were options outstanding to purchase 263,500 shares of Common Stock at a weighted average price of $5.34 per share, none of which are presently exercisable. To the extent such options become exercisable and are exercised, there will be further dilution to new shareholders.


     The sale of shares by the Selling Stockholders in this offering will reduce the number of shares held by existing stockholders to 3,163,750 shares, or approximately 55.9% of the total number of shares of Common Stock outstanding immediately after this offering (52.4% if the Underwriters' over-allotment option is exercised in full), and will increase the number of shares held by new investors to 2,500,000 shares, or 44.1% of the total number of shares of Common Stock outstanding immediately after this offering (47.6% if the Underwriters' over-allotment option is exercised in full). See "Principal and Selling Stockholders."

                            SELECTED FINANCIAL DATA

     The following selected financial data should be read in conjunction with the Financial Statements and the Notes thereto included elsewhere herein. The Statement of Operations Data set forth below with respect to fiscal 1994, 1995 and 1996 and the Balance Sheet Data as of September 30, 1995 and 1996 are derived from, and are qualified by reference to, the financial statements of the Company audited by Arthur Andersen LLP included elsewhere in this Prospectus. The Statement of Operations Data set forth below with respect to fiscal 1992 and 1993 and the Balance Sheet Data as of September 30, 1992, 1993 and 1994 are derived from reviewed financial statements of the Company not included in the Prospectus. The unaudited Statement of Operations Data for the six months ended March 31, 1996 and 1997 and the Balance Sheet Data as of March 31, 1997 are derived from the unaudited financial statements of the Company included elsewhere in this Prospectus, which, in the opinion of management, have been prepared on the same basis as the audited financial statements and contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods.


                                                                                                      SIX MONTHS ENDED
                                                            YEAR ENDED SEPTEMBER 30,                     MARCH 31,
                                               --------------------------------------------------    ------------------
                                                1992      1993       1994       1995       1996       1996       1997
                                               ------    -------    -------    -------    -------    -------    -------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
    Revenues................................   $8,679    $12,223    $19,106    $23,724    $31,665    $13,036    $21,130
    Direct costs............................    4,881      7,050     11,418     14,815     19,307      7,195     14,746
    Indirect, general and administrative
      expenses..............................    3,194      4,612      7,177      8,202     10,253      4,774      5,025
                                               ------    -------    -------    -------    -------    -------    -------
    Income from operations..................      604        561        511        707      2,105      1,067      1,359
    Other income (expense), net.............      (49)       (78)       (73)      (133)      (200)      (101)       (90)
                                               ------    -------    -------    -------    -------    -------    -------
    Net income..............................   $  555    $   483    $   438    $   574    $ 1,905    $   966    $ 1,269
                                               ======    =======    =======    =======    =======    =======    =======
PRO FORMA STATEMENT OF OPERATIONS DATA (1):
    Net income before taxes.................   $  555    $   483    $   438    $   574    $ 1,905    $   966    $ 1,269
    Income taxes............................      222        193        175        229        743        386        495
                                               ------    -------    -------    -------    -------    -------    -------
    Net income..............................   $  333    $   290    $   263    $   345    $ 1,162    $   580    $   774
                                               ======    =======    =======    =======    =======    =======    =======
    Net income per share (2)................                                              $  0.27               $  0.18
                                                                                          =======               =======
    Weighted average shares outstanding
      (2)...................................                                                4,302                 4,283



                                                                      SEPTEMBER 30,
                                                    --------------------------------------------------      MARCH 31,
                                                     1992      1993       1994       1995       1996           1997
                                                    ------    -------    -------    -------    -------     ------------
                                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
    Working capital..............................   $2,234    $ 2,231    $ 2,616    $ 2,716    $ 5,387       $  3,680
    Total assets.................................    3,710      4,454      6,798      6,987     13,118         15,671
    Total debt...................................    1,135      1,359      2,031      1,821      2,688         --
    Stockholders' equity.........................    1,313      1,626      2,006      2,497      4,375          5,682


---------------

(1) For all periods presented, the Company elected to be treated as an S corporation and was not subject to federal and certain state income taxes. The Pro Forma Statement of Operations Data reflects federal and state income taxes based on estimated tax rates, as if the Company had not elected S corporation status for the periods indicated. See "S Corporation Distribution and Termination of S Corporation Status."


(2) The pro forma weighted average shares outstanding is based on: (i) the weighted average shares outstanding during the period, assuming the dilutive effect of all options outstanding; (ii) stock options issued during the twelve months immediately preceding the offering (using the treasury stock method and an assumed initial public offering price of $9.50 per share) for all periods presented; and (iii) the assumed sale of a sufficient number of shares of Common Stock necessary to provide funds to make a distribution of all undistributed S corporation earnings as of March 31, 1997 in excess of fiscal 1996 earnings.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company provides communications and information technology services and solutions, predominantly to U.S. government agencies and to a lesser extent commercial and international customers. The Company operates primarily in three interrelated areas: communication systems design and support, IT Services and systems integration. The Company has been profitable since its inception in 1987, and has achieved a compound annual growth rate in revenues of 36.3% over the past five fiscal years. With revenues of $31.7 million, fiscal 1996 was the ninth consecutive year of revenue growth.


     The Company's expansion has been achieved entirely through internal growth. Prior to fiscal 1994, virtually all of the Company's revenues were derived from contracts with the U.S. Navy for systems engineering, design, integration, services and support for satellite communications. Beginning in fiscal 1994, the Company began to develop applications for its technical capabilities outside its traditional U.S. Navy business. For example, the Company's GSA Schedule Contract has fueled significant growth in the systems integration area as the U.S. government's trend toward using readily available software and hardware expands the need for systems integration services, such as those offered by the Company.


     The Company's backlog, including both funded and unfunded backlog, was $139.2 million at September 30, 1996. Two five-year U.S. Navy contracts awarded in fiscal 1996 involve services estimated at approximately $120 million and were the main contributors to the recent increase in backlog. Many of the Company's contracts are funded from year to year, based primarily on the procuring company's or agency's fiscal requirements. The Company believes that approximately 26% of its backlog as of September 30, 1996 will result in revenues in fiscal 1997. See "Risk Factors -- Backlog Not Indicative of Revenues" and "Business -- Backlog."

     Revenues, by dollar and percentage, from the Company's three interrelated areas and three major types of customer are given below:


                                        YEAR ENDED SEPTEMBER 30,                       SIX MONTHS ENDED MARCH 31,
                           --------------------------------------------------       --------------------------------
                                1994              1995              1996                 1996              1997
                           --------------    --------------    --------------       --------------    --------------
                                                            (DOLLARS IN THOUSANDS)
SERVICES PROVIDED
Communication Systems...   $16,046     84%   $17,785     75%   $20,422     65%      $ 8,267     63%   $12,415     59%
IT Services.............     3,059     16      4,634     19      8,008     25         3,900     30      3,697     17
Systems Integration.....         1      0      1,305      6      3,235     10           869      7      5,018     24
                           -------    ---    -------    ---    -------    ---       -------    ---    -------    ---
         Total..........   $19,106    100%   $23,724    100%   $31,665    100%      $13,036    100%   $21,130    100%
                           ========   ====   ========   ====   ========   ====      ========   ====   ========   ====
CUSTOMER TYPE
U.S. Government.........   $19,011    100%   $23,483     99%   $28,606     90%      $11,406     87%   $19,929     94%
Commercial..............        95      0        219      1        849      3           322      3        403      2
International...........        --     --         22      0      2,210      7         1,308     10        798      4
                           -------    ---    -------    ---    -------    ---       -------    ---    -------    ---
         Total..........   $19,106    100%   $23,724    100%   $31,665    100%      $13,036    100%   $21,130    100%
                           ========   ====   ========   ====   ========   ====      ========   ====   ========   ====


     The Company's operating margin is affected by, among other things, the mix of contract types (cost reimbursement, fixed price or time and materials) as well as the proportion of revenues from higher margin commercial and international sales. A significant portion of the Company's contracts are cost reimbursement contracts, under which the Company is reimbursed for all actual costs, plus a fee or profit. The financial risks under these contracts generally are lower than those associated with other types of contracts, and margins also are typically lower. An increasing portion of the Company's services are provided under fixed price contracts. Such contracts carry higher financial risks because the Company must deliver the contracted services below the fixed price in order to earn a profit. For those companies with low cost structures, these contracts offer the opportunity for higher profit margins. The following table summarizes the percentage of revenues attributable to each contract type for the periods indicated:

                                                                             SIX MONTHS
                                                        YEAR ENDED             ENDED
                                                       SEPTEMBER 30,         MARCH 31,
                                                    -------------------     ------------
                                                    1994    1995    1996    1996     1997
                                                    ---     ---     ---     ---      ---
        Cost reimbursement........................   92%     77%     68%     65%      62%
        Fixed price...............................    3      16      25      27       32
        Time and materials........................    5       7       7       8        6
                                                    ---     ---     ---     ---      ---
                  Total...........................  100%    100%    100%    100%     100%
                                                    ===     ===     ===     ===      ===

     Revenues on cost plus fixed fee contracts are recognized to the extent of costs incurred plus a proportionate amount of fees earned. Revenues on time and materials contracts are recognized at the contractual rates as labor hours and direct expenses are incurred. Revenues on fixed price contracts are recognized on the percentage-of-completion method based on costs incurred in relation to total estimated costs.


     The Company's three significant U.S. Navy communication systems contracts and programs accounted for approximately 52.1% of revenues for the six months ended March 31, 1997. See "Business -- Company Operations -- Communication Systems." Although the Company intends to expand its commercial and international sales, a relatively small number of contracts are likely to continue to account for a significant portion of the Company's future revenues. For fiscal 1996 and the six months ended March 31, 1997, approximately 9% and 26%, respectively, of the Company's revenues were derived from sales under the GSA Schedule Contract. The GSA Schedule Contract is a one-year contract, renewable annually by the government. Termination of any of these contracts or the Company's inability to renew or replace them when they expire could have a material adverse effect on the Company's business, financial condition and results of operations.



     The Company generally uses commercially available products in its systems integration business, which are generally available from several sources. The Company has generally been able to obtain adequate supplies from its current suppliers in a timely manner. The Company believes that, in most cases, alternate vendors can be found if its current suppliers are unable to fulfill its needs.



     The Company has developed, or is in the process of developing, communication systems and software products which have both military and commercial applications. These include the Virtual Program Office, BGIXS, ISALTS and Pelican. In addition, the Company is evaluating possible replacement technologies being developed by others for the VersaModule European technology. Although the Company will continue to incur costs relating to these and other products, the Company does not expect additional enhancements and marketing efforts to have a material impact on its future financial condition or results of operations. See "Business -- Products."



     During fiscal 1996 and the six months ended March 31, 1997, revenues from international business amounted to 7% and 4%, respectively, of revenues. The vast majority of the Company's international business revenues are derived from sales of the Company's products to foreign navies and the performance of services related to such sales. Because international business to date has had higher profit margins than U.S. government business, an inability to obtain future international business could adversely affect the Company's financial condition and results of operations. Because both the Company's expenses and its revenues from its international business are generally denominated in U.S. dollars, the Company does not believe that its operations are subject to material risks associated with currency fluctuations.



     Since October 1989, the Company has elected to be treated, for federal and certain state income tax purposes, as an S corporation under the Code. As a result, the Company's earnings have been taxed, for federal and certain state income tax purposes, directly to the Company's stockholders rather than to the Company. The Company will terminate its S corporation status on the Termination Date and will distribute 90% of the S Corporation Distribution immediately prior to the offering. The Company will distribute the balance of the S Corporation Distribution as soon as the actual amount is calculated. The Company estimates that the actual amount of the S Corporation Distribution will be between $6.5 million and $6.9 million. The

Company intends to structure the S Corporation Distribution so that no deferred tax liability will be recorded in connection with the termination of the S corporation status. See "S Corporation Distribution and Termination of S Corporation Status."


RESULTS OF OPERATIONS

     The following table sets forth certain statement of operations data as a percentage of revenues for the periods indicated:

                                                                                     SIX MONTHS
                                                                                        ENDED
                                                     YEAR ENDED SEPTEMBER 30,         MARCH 31,
                                                     -------------------------     ---------------
                                                     1994      1995      1996      1996      1997
                                                     -----     -----     -----     -----     -----
Revenues...........................................  100.0%    100.0%    100.0%    100.0%    100.0%
Direct costs.......................................   59.8      62.4      61.0      55.2      69.8
Indirect, general and administrative expenses......   37.6      34.6      32.4      36.6      23.8
                                                     -----     -----     -----     -----     -----
Income from operations.............................    2.6       3.0       6.6       8.2       6.4
Other income (expense), net........................   (0.4)     (0.6)     (0.6)     (0.8)     (0.4)
Net income.........................................    2.2       2.4       6.0       7.4       6.0
                                                     =====     =====     =====     =====     =====
Pro forma income taxes.............................    0.9       1.0       2.3       3.0       2.4
Pro forma net income...............................    1.3%      1.4%      3.7%      4.4%      3.6%
                                                     =====     =====     =====     =====     =====

SIX MONTHS ENDED MARCH 31, 1997 COMPARED TO SIX MONTHS ENDED MARCH 31, 1996


     Revenues increased 62.1%, or $8.1 million, to $21.1 million for the six months ended March 31, 1997, from $13.0 million for the same period in 1996. The increase was due to a $4.0 million increase in revenues from communication systems and IT Services, primarily under contracts with the U.S. Navy, and a $4.1 million increase in revenues from systems integration services.


     Direct costs include labor costs, related fringe benefits, subcontract costs, material costs and other non-overhead costs directly related to a contract. Direct costs increased to $14.7 million for the six months ended March 31, 1997 from $7.2 million for the same period in 1995. Direct costs, expressed as a percentage of revenues, increased to 69.8% for the six months ended March 31, 1997 from 55.2% for the same period in 1996, primarily due to an increased proportion of revenues coming from systems integration services. These services have higher direct costs because the contracts generally require the Company to purchase hardware components as part of the services.

     Indirect, general and administrative expenses include fringe benefits, overhead, selling and administrative costs, depreciation and amortization, bid and proposal costs and research and development expenses. Indirect expenses increased to $5.0 million for the six months ended March 31, 1997 from $4.8 million for the same period in 1996. The increase was due primarily to the higher level of revenues discussed above. Indirect expenses, expressed as a percentage of revenues, decreased to 23.8% for the six months ended March 31, 1997 from 36.6% for the six months ended March 31, 1996, due to the higher proportion of systems integration revenues, which typically have lower associated indirect expenses.

     Income from operations increased 27.4%, to $1.4 million for the six months ended March 31, 1997, from $1.1 million for the same period in 1996, primarily due to increased revenues from U.S. Navy contracts and systems integration. As a percentage of revenues, income from operations decreased to 6.4% for the six months ended March 31, 1997, from 8.2% for the comparable period in the prior year, primarily attributable to international revenues from the sale of ISALTS products at a significantly higher margin in the same period in 1996.

     Other income (expense), net, consists of interest expense, offset in part by interest income from short-term deposits of cash. Interest expense was $134,000 and $127,000 for the six month periods ended March 31, 1997 and 1996, respectively. Interest income was $44,000 and $26,000 during the six month periods ended March 31, 1997 and 1996, respectively.

     The Company's pro forma effective tax rate was 39.0% and 40.0% for the three month periods ended March 31, 1997 and 1996, respectively.

FISCAL 1996 COMPARED TO FISCAL 1995

     Revenues increased 33.3%, or $7.9 million, to $31.7 million for fiscal 1996, from $23.7 million for fiscal 1995. The increase was due to a $6.0 million increase in revenues from communication systems and IT Services, primarily under contracts with the U.S. Navy, and a $1.9 million increase in revenues from systems integration services.

     Direct costs increased to $19.3 million for fiscal 1996 from $14.8 million for fiscal 1995. Direct costs, expressed as a percentage of revenues, decreased to 61.0% for fiscal 1996 from 62.4% for fiscal 1995, primarily due to increased revenues from international fixed price contracts which generally have lower direct costs as a percentage of revenues. This decrease was partially offset by the higher direct costs attributable to systems integration services.

     Indirect expenses increased to $10.3 million for fiscal 1996 from $8.2 million for fiscal 1995. The increase was due primarily to the higher level of revenues discussed above. Indirect expenses, expressed as a percentage of revenues, decreased to 32.4% for fiscal 1996 from 34.6% for fiscal 1995, because a higher proportion of revenues came from systems integration services.

     Income from operations increased 197.7%, to $2.1 million for fiscal 1996, from $707,000 for fiscal 1995. As a percentage of revenues, income from operations increased to 6.6% in fiscal 1996 from 3.0% in fiscal 1995. This increase was due primarily to a shift in the Company's revenue mix, with an increased proportion of revenues coming from higher margin international, systems integration and commercial sales.

     Interest expense was $257,000 and $185,000 for fiscal 1996 and 1995, respectively. Interest income was $57,000 and $52,000 for fiscal 1996 and 1995, respectively.

     The Company's pro forma effective tax rate was 39.0% and 40.0% for fiscal 1996 and 1995, respectively.

FISCAL 1995 COMPARED TO FISCAL 1994

     Revenues increased 24.1%, or $4.6 million, to $23.7 million for fiscal 1995, from $19.1 million for fiscal 1994. This increase was due to a $3.3 million increase in revenues from communication systems and IT Services, primarily under contracts with the U.S. Navy, and a $1.3 million increase in revenues from the newly developed systems integration business.

     Direct costs increased to $14.8 million for fiscal 1995 from $11.4 million for fiscal 1994. Direct costs, expressed as a percentage of revenues, increased to 62.4% for fiscal 1995, from 59.8% for fiscal 1994, primarily due to a higher proportion of revenues coming from systems integration services.

     Indirect expenses increased to $8.2 million for fiscal 1995 from $7.2 million for fiscal 1994. The increase was due primarily to the higher level of revenues discussed above. Indirect expenses, expressed as a percentage of revenues, decreased to 34.6% for fiscal 1995, from 37.6% for fiscal 1994, due to the higher proportion of systems integration revenues.

     Income from operations increased 38.4%, to $707,000 for fiscal 1995, from $511,000 in fiscal 1994. As a percentage of revenues, income from operations increased to 3.0% in fiscal 1995, from to 2.6% in fiscal 1994 due primarily to increased revenues from systems integration and commercial business.

     Interest expense was $185,000 and $125,000 during fiscal 1995 and 1994, respectively. Interest income was $52,000 for both fiscal 1995 and 1994.

     The Company's pro forma effective tax rate was 40.0% for both fiscal 1995 and 1994.

QUARTERLY RESULTS OF OPERATIONS

     The following tables set forth certain unaudited statement of operations data for the last nine quarters, and such data expressed as a percentage of revenues for each quarter. This data has been derived from the Company's unaudited quarterly financial statements. In management's opinion, these quarterly financial statements have been prepared on a basis consistent with the audited financial statement contained elsewhere herein, and include all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair presentation of the information presented, when read in conjunction with the Company's audited Financial Statements and Notes thereto appearing elsewhere in this Prospectus. The results of operations for any quarter and any quarter-to-quarter trends are not necessarily indicative of the results to be expected for any future periods. See "Risk Factors -- Variability of Quarterly Operating Results."

                                                                 THREE MONTHS ENDED
                   --------------------------------------------------------------------------------------------------------------
                                  FISCAL 1995                                  FISCAL 1996                       FISCAL 1997
                   ------------------------------------------   ------------------------------------------   --------------------
                   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,
                     1994       1995       1995       1995        1995       1996       1996       1996        1996       1997
                   --------   --------   --------   ---------   --------   --------   --------   ---------   --------   ---------
                                                                   (IN THOUSANDS)
Revenues.........   $4,512     $5,371     $6,495     $ 7,346     $5,775     $7,261     $7,215     $11,415     $9,066     $12,064
Direct costs.....    2,688      3,283      4,285       4,559      3,331      3,864      4,475       7,638      6,038       8,708
Indirect, general
  and
  administrative
  expenses.......    1,664      1,980      2,047       2,511      2,027      2,748      2,358       3,121      2,442       2,583
                   --------   --------   --------   ---------   --------   --------   --------   ---------   --------   ---------
Income from
  operations.....      160        108        163         276        417        649        382         656        586         773
                   =======    ========   =======    ========    =======    ========   =======    ========    =======    ========

                                                           (AS A PERCENTAGE OF REVENUES)
Revenues.........    100.0%     100.0%     100.0%      100.0%     100.0%     100.0%     100.0%      100.0%     100.0%      100.0%
Direct costs.....     59.6       61.1       66.0        62.1       57.7       53.2       62.0        66.9       66.6        72.2
Indirect, general
  and
  administrative
  expenses.......     36.9       36.9       31.5        34.1       35.1       37.9       32.7        27.4       26.9        21.4
                   --------   --------   --------   ---------   --------   --------   --------   ---------   --------   ---------
Income from
  operations.....      3.5%       2.0%       2.5%        3.8%       7.2%       8.9%       5.3%        5.7%       6.5%        6.4%
                   =======    ========   =======    ========    =======    ========   =======    ========    =======    ========

     The Company's revenues and earnings may fluctuate from quarter to quarter based on such factors as the number, size and scope of projects, expenditures required by the Company, delays, employee utilization rates, adequacy of provisions for losses, accuracy of estimates of resources required to complete ongoing projects and general economic conditions. Demand for the Company's products and services in each of the markets it serves can vary significantly from quarter to quarter due to revisions in customer budgets or schedules and other factors beyond the Company's control. Additionally, a change in revenue mix from quarter to quarter may result in fluctuating earnings, as experienced by the Company on the sale of higher margin products to international customers in the quarters ending December 31, 1995 and March 31, 1996.

LIQUIDITY AND CAPITAL RESOURCES

     Since the Company's inception in 1987, it has generally financed its working capital needs through internally generated funds, periodically supplemented by borrowings under the Company's revolving credit facility with a commercial bank.

     The Company generated cash flow from operating activities of $3.2 million for the six months ended March 31, 1997, resulting primarily from net income, increases in accounts payable and accrued expenses, partially offset by increases in contract receivables. The increase in contract receivables was due to increased revenues from the two large U.S. Navy contracts awarded to the Company during fiscal 1996 and from systems integration and resale business under the GSA Schedule Contract. For the six months ended March 31, 1996, net cash used in operating activities amounted to $1.1 million, resulting primarily from increases in contract receivables and decreases in accounts payable and accrued expenses, partially offset by net income.

     The Company generated cash flow from operating activities of $165,000, $545,000 and $469,000 for fiscal 1996, 1995 and 1994, respectively. Net cash provided by operating activities for fiscal 1996 resulted primarily from net income and increases in accounts payable and accrued expenses, partially offset by increases in contract receivables. Net cash provided by operating activities in fiscal 1995 was primarily the result of net income, non-cash charges and increases in accrued expenses, partially offset by increases in contract receivables and decreases in accounts payable. Net cash provided by operating activities for fiscal 1994 was due to net income and increases in accounts payable and accrued expenses, partially offset by increases in contract receivables.

     The principal use of cash for investing activities has been for the purchase of computers and equipment. These purchases totaled $370,000, $270,000 and $382,000 for fiscal 1996, 1995 and 1994, respectively, and $350,000 and $200,000 for the six months ended March 31, 1997 and 1996, respectively. Further, the Company invested $240,000 and $446,000 in software development costs for its SALTS products in fiscal 1995 and 1994, respectively.

     During 1996, the Company had a line of credit with a commercial bank under which it could borrow up to a maximum of $4.0 million. In March 1997, the Company extended the line under more favorable terms. The new line permits borrowing up to $5.0 million and bears interest, payable monthly, at the bank's prime rate plus a percentage, not more than 0.25%, that depends on the Company's historical financial performance. The line of credit expires on February 28, 1998. Borrowings are limited by specified percentages of specific contract receivables and are secured by contract receivables. The credit agreement contains various covenants requiring the Company to maintain certain financial ratios, including tangible net worth, liabilities to tangible net worth, funded debt to operating cash flow and debt service. The agreement also restricts the payment of dividends. As of the end of fiscal 1996, the Company was in compliance with all covenants contained in such agreement. As of March 31, 1997, there was no debt outstanding under the Company's revolving credit facility.

     The Company leases office space from 10089 Management, L.L.C., a Virginia limited liability company ("10089 Management"), which has as its majority members Messrs. Robinson, Martinache and Costello, the principal stockholders and directors and officers of the Company. The Company had guaranteed 10089 Management's bank borrowings, but this guaranty will be terminated upon the closing of this offering. See "Certain Transactions -- Transactions with Directors and Executive Officers."

     Inflation did not have a material impact on the Company's revenues or income from operations in fiscal 1996, 1995 and 1994 and the six months ended March 31, 1997 and 1996.

     The Company currently anticipates that the net proceeds from this offering, together with its current cash balances, amounts available under its credit facility and net cash provided by operating activities, will be sufficient to meet its working capital and capital expenditure requirements for at least the next twelve months.

RECENTLY ISSUED FINANCIAL ACCOUNTING STANDARDS

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" was issued in October 1995. The Company adopted the new standard for fiscal 1996. This standard establishes the fair value based method (the "SFAS 123 Method") rather than the intrinsic value based method as the preferred accounting methodology for stock based compensation arrangements. Entities are allowed to: (i) continue to use the intrinsic value based methodology in their basic financial statements and provide in the footnotes pro forma net income and earnings per share information as if the SFAS 123 Method had been adopted; or (ii) adopt the SFAS 123 Method. The Company adopted this statement by providing the required pro forma disclosures in the footnotes. See
Note 9 of Notes to Financial Statements.

     Statement of Financial Accounting Standards No. 128, "Earnings Per Share" changes the reporting requirements for earnings per share ("EPS") for publicly traded companies by replacing primary EPS with basic EPS and changing the disclosures associated with this change. The Company is required to adopt this standard in fiscal 1998 and is currently evaluating the impact of this standard.

                                    BUSINESS

OVERVIEW


     Advanced Communication Systems, Inc. provides communications and information technology services and solutions, predominantly to U.S. government agencies and to a lesser extent commercial and international customers. The Company operates primarily in three interrelated areas: communication systems design and support, IT Services and systems integration. The Company believes that, from its inception in 1987, it has been a leader in U.S. Navy SATCOM. Recently, using its information management capabilities in such areas as network and database design and support, the Company has begun to expand its services to the U.S. military and to develop business with other federal agencies, state and local governments and commercial and international customers.


     The Company believes that the following key attributes, in addition to enabling it to maintain its strong position in the military SATCOM market, will enhance its ability to expand its business.

     SATCOM EXPERTISE. The Company believes that it is recognized as a leader in systems engineering for U.S. Navy SATCOM and related systems technology. The senior management of the Company has extensive experience in the technical and managerial aspects of the Navy SATCOM business. While the Company initially developed a staff of highly qualified communications engineers and systems analysts to provide state-of-the-art engineering and technical support services, it has expanded its staff to include experts in program and financial management as well as professional support personnel with backgrounds in communication systems. The Company believes this combination of skills and capabilities is one of the key factors that distinguishes it from its competitors in the communication systems market and has enabled it to retain customers such as the U.S. Navy.

     ABILITY TO APPLY TECHNOLOGY. The Company believes it has a reputation in the industry for delivering creative solutions to complex problems through the application of the most current technology available. Its technical specialties cover a broad range of emerging technologies, such as computer-aided logistics support, data security, rapid system development techniques, rapid massive data transfer techniques and client/server applications. The Company intends to continue its policy of ongoing development of new products and services.

     ABILITY TO PROVIDE COST EFFECTIVE, TOTAL SOLUTIONS. The Company offers its customers a full spectrum of information technology services, permitting the tailoring of its offerings to customers' changing needs. It has developed a number of readily available commercial software solutions that permit it to provide quick, cost-effective solutions to its customers. Because the Company has access to different products from many vendors, it is able to objectively select the best products for the unique needs of its customers.

     EXTENSIVE PROJECT MANAGEMENT EXPERIENCE. The Company believes that its extensive experience with large and complex federal contracts has contributed to its reputation for excellence in project management. The Company believes this capability will position it to capitalize on the future growth in outsourcing, both in the United States and internationally.

INDUSTRY OVERVIEW

     For the past several years, a significant trend in both government and business has been to seek greater productivity with fewer resources. Government and business organizations increasingly have focused on their core competencies and functions, and have begun to outsource non-core functions, such as information technology and program management, in order to reduce staff and overhead, use resources more efficiently and acquire expertise on an as-needed basis. The outsourcing of information technology functions has given rise to a significant opportunity for private contractors to offer services and support to governments and businesses.

     Federal Sources, Inc., an independent market research firm specializing in the U.S. federal market, estimates that the U.S. government has budgeted $26.5 billion in its fiscal year 1997 for information

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technology services and products. Estimates for domestic commercial information technology products and services are reported to be significantly larger than those for the U.S. government's requirements.

     The U.S. military is also seeking greater productivity through systems that act as "force multipliers." These are solutions and technologies that enable fewer personnel and assets and lower levels of military spending to produce more effective performance. To further this strategy, military agencies are relying on communications products and systems, such as those that provide secure and reliable transmission of voice and data in demanding environments. In its fiscal year 1997, the DOD budget for information technology in the classified command, control and communications market is estimated to be $9.8 billion.

     The federal government also is refocusing how it selects contractors -- using a "best value" approach rather than price as the determining factor, an approach the commercial sector has used for some time. Under the best value approach, the government selects service providers based on technical merit, reputation and past performance, not merely on price. Since the late 1980s, the U.S. government also has made use of fewer, but larger-scale, procurements to meet its information technology requirements, requiring companies to have greater financial and technical resources in order to participate in competitive bids. Companies have responded to this trend either by increased use of teaming agreements among several firms in order to fulfill the requirements of the larger procurements or through strategic mergers and acquisitions of complementary businesses to consolidate operations and efforts and permit competition against larger companies.

     Government and business organizations also are increasingly demanding that information technology systems be designed for interoperability with commercial off-the-shelf computer hardware and software products and that such products be usable with existing legacy systems. In addition, concerns over excessive development costs and the rapid pace of technological change have led both government and business organizations to demand flexible systems created by adapting commercial off-the-shelf software and hardware, rather than systems that have been built to customized specifications. This emphasis on system flexibility using readily available commercial products creates extensive systems integration opportunities.

BUSINESS STRATEGY

     To capitalize on opportunities created by these industry developments, the Company has adopted the following business strategies.

     MAINTAIN LEADERSHIP IN MILITARY SATCOM INDUSTRY. Since its inception, the Company has focused on being a leader in the military SATCOM industry. It now seeks to expand its services in this market by continuing its early identification of program needs, its support of government program offices in formulating requirements and its incremental investments in development of lower cost military products with shorter delivery times. The Company also believes it can leverage its expertise with the U.S. Navy SATCOM to expand its presence as a military SATCOM provider both within the Navy and other branches of the DOD.

     EXPAND EXISTING SERVICES AND CUSTOMER BASE. The Company plans to continue to expand its capabilities into new but related areas of technology which the Company believes will allow it to both further penetrate its existing customer base and develop new customers. For example, the Company has developed and is marketing high speed data transfer technology and is currently enhancing that technology to include high frequency communication capability with Internet and intranet access. The Company's strategy also involves expanding its customer base beyond the DOD. In particular, the Company seeks to capitalize on the U.S. government's trend toward using readily available commercial products and systems integration services by offering such products and services through its GSA Schedule Contract. Finally, the Company plans to expand its services and customer base by marketing internationally the technologies and capabilities it has developed while performing U.S. military contracts. For example, the Company has been successful in selling its Streamlined Automated Logistics Transmission System ("SALTS") technology, which was originally developed for U.S. Navy communication uses, to the United Kingdom Royal Navy (the "UK Royal Navy") and the Royal Australian Navy.

     DEVELOP ADDITIONAL COMMERCIAL BUSINESS. While servicing its government customers, the Company has developed many advanced technical capabilities in areas such as networking, local area network ("LAN")

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and wide area network ("WAN") services and database design and support. The
Company's strategy is to apply these skills and capabilities in selected commercial markets, especially small and medium-sized businesses that are outsourcing their increasingly complex information technology needs. For example, the Company has used its information technology capabilities to transfer the information technology operations of a large electric power company from an old operating system with limited applications to a new operating system with a wide range of office automation tools and flexible remote access, using the World Wide Web. The Company has added experienced marketing staff to assist its expansion into this market.

     EXPAND THROUGH STRATEGIC ACQUISITIONS AND THE USE OF TEAMING
RELATIONSHIPS. Strategic acquisitions are an integral component of the Company's growth strategy. Although it has not made any acquisitions to date, the Company periodically evaluates potential acquisitions of businesses, technologies and products which are complementary to its core communication business. The Company believes that acquisitions will allow it to develop technical services it does not currently provide, to target markets it does not currently serve, to gain industry knowledge in such markets and to develop relationships with additional customers. Additionally, the Company is pursuing teaming relationships with significant industry participants in order to enhance its ability to participate in additional large and complex procurement programs. The Company currently participates in such programs, as both prime contractor and subcontractor, with such major contractors as Computer Sciences Corporation and Booz-Allen and Hamilton, Inc.

COMPANY OPERATIONS


     The Company operates primarily in three interrelated areas: communication systems, IT Services and systems integration.


COMMUNICATION SYSTEMS


     The Company believes it is recognized as a leader in the SATCOM industry, providing technical and program management services and support for satellite communication systems to the U.S. military. It provides SATCOM engineering and technical services and program and system support primarily to various program directorates and field activities of the U.S. Navy. While the Company initially developed a staff of highly qualified communications engineers and systems analysts to provide state-of-the-art engineering and technical support services, it has expanded its staff to include experts in program and financial management as well as professional support personnel with backgrounds in communication systems. The Company believes this combination of skills and capabilities is one of the key factors that distinguishes it from its competitors in the communication systems market. For fiscal 1996, the Company's communication systems business represented 64.5% of revenues.



     ENGINEERING. The Company provides comprehensive communications engineering support to assist in the development of military communication systems. Many of its contracts are not project specific, but require that it provide technical services and support to a variety of projects and programs being run by a particular Navy office. In particular instances, the Company may perform some or all of the technical engineering and other support for a specific U.S. Navy program or system, or may provide technical review and support services to assist the Navy in evaluating or assessing engineering tasks. These services cover a full range of engineering and technical support, including requirements analyses, design, hardware and software engineering, studies and development.


     The Company's skills and experience permit it to apply innovative solutions to communications engineering problems. For example, the Company has developed receiver, modulator and coder design alternatives for a major U.S. Navy communication system and has defined satellite payload modifications for a major military satellite program. The Company's expertise in both military and commercial satellite programs has enabled it to develop innovative military uses of commercial satellite systems. For instance, the Company developed the concept which permitted the U.S. Navy to conduct its first worldwide video teleconference, simultaneously linking all European, Atlantic and Pacific commanders by satellite with the Pentagon and a major command ship at sea. In addition, the Company's engineers have operational experience to translate a user's requirements into practical technical specifications for a communication system. This experience has

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enabled the Company's engineers to analyze major Navy communication systems, such as High Speed Fleet Broadcast and the Communication Support System, and project future needs and technology requirements. The Company's capability to conduct high level theoretical engineering tasks, coupled with an intimate knowledge of the system under investigation, permits the Company to assist its customers in avoiding costly troubleshooting efforts on communication problems related to natural phenomena. Many of these concepts and techniques which were developed for the U.S. Navy have natural extensions to other military and commercial applications.

     As an extension of the Company's capability to provide total engineering solutions, the Company supports communication systems after development with a complete set of in-service engineering skills, which include planning for and conducting installation, testing operational performance and providing training and maintenance assistance. It provides this engineering support for a wide variety of communications equipment, such as antennas, receivers, processors and complete systems. For example, the Company provides installation check-out for the U.S. Navy's extra high frequency terminals installed on-board ships and also provides training for ship and submarine crews in their operation, both in port and, when appropriate, at sea.

     PROGRAM PLANNING AND MANAGEMENT. The Company assists DOD program managers in planning and managing all facets of defense and military programs and hardware procurement, from determining needs and objectives through development, acquisition, integration, testing and fielding. These services include procurement planning and management, financial management, cost estimating and control and production support.

     The Company has a staff specializing in financial management who have worked with government managers in the Executive Office of the President, national budget offices, Congressional committees, the Office of the Secretary of Defense and the Office of the Secretary of the Navy. This staff has supported several domestic and international government and commercial customers in communication systems and other areas. The Company has tailored a variety of project management techniques and tools to customer needs, such as developing networks which enable simultaneous progressive tracking of over 100 acquisition documents and developing dependency schedules to track the progress of industrial manufacturing processes for a major U.S. Navy weapons system. The dependency schedules were used to identify a production schedule problem for a shipboard weapons control system, to conduct analyses of the system and to develop a work-around alternative to maintain the schedule.

     Additionally, the Company provides program support to U.S. and foreign governments in the sale of U.S. military equipment to foreign governments. The Company believes that this area of expertise presents significant potential for growth as foreign governments upgrade their communication system capabilities. The Company has established a presence in this niche market with its experience in foreign military sales, including advising on compliance with licensing and security requirements, preparing technical documentation, forecasting and tracking equipment deliveries and funding obligations, providing program and financial reviews and reconciling and closing foreign military sales cases. It prepares schedules of available equipment and provides data for existing and new technologies, recommendations for release of hardware and software, and guidance on approval or disapproval of commercial export license requests. This experience is also being applied to provide direct sales to foreign governments. See "Business -- Products."

     The Company's network management and satellite communications expertise also permit it to develop systems for business users in geographically dispersed locations. The Company believes that office locations of companies will continue to become more geographically dispersed and that the commercial market for systems to link these offices can be a significant opportunity for future growth. The Company has created a product called Virtual Program Office ("VPO") to capitalize on this emerging market of geographically dispersed companies. VPO is a suite of user-friendly management tools designed to enable real-time voice, video and data communications among geographically dispersed organizations and users. Implemented as a business process reengineering strategy, VPO includes Lotus Notes groupware, desktop video teleconferencing and a series of customized integrated data management solutions.

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     The following are significant communication systems contracts and programs, which also include IT Services, emphasizing the nature of the Company's interrelated business areas:

        - The Company is the prime contractor under a five-year cost plus fixed fee contract awarded by the U.S. Navy in March 1996 to provide technical engineering and other support services to a U.S. Navy command. Although there can be no assurance that the contract will develop as it expects, the Company believes the contract has a potential value of approximately $84 million over the five-year period of the contract, which expires in fiscal 2001. The contract team includes, as subcontractors, Computer Sciences Corporation, Booz-Allen and Hamilton, Inc., Integrated Systems Control, Inc., Tele-Consultants, Inc. and others.

        - The Company is the prime contractor under a five-year cost plus fixed fee contract awarded by the U.S. Navy in August 1996 to provide program management support, financial management support, cost and schedule analysis, information management support, foreign military sales support, installation and inventory management and configuration management for the PD 70 Integrated Command, Control, Communication, Computers and Intelligence ("IC4I") project and staff offices. Although there can be no assurance that the contract will develop as it expects, the Company believes that the contract could have a potential value of approximately $36 million over the five-year period, which expires in fiscal 2001.

        - The Company is the prime contractor under a five-year cost plus fixed fee contract awarded by the U.S. Navy that commenced in October 1993, to provide program management support, financial management support, cost and schedule analysis, configuration management for communication systems, equipment integration support, specification and standardization support, integrated logistics management support and information management support to the Information Transfer Systems Directorate of a U.S. Navy command. Although there can be no assurance that the contract will develop as it expects, the Company believes that the contract could have a potential value in excess of approximately $8 million over the remaining two years of the contract, which expires in fiscal 1998.

INFORMATION TECHNOLOGY SERVICES

     Through its IT Services business, the Company offers a broad array of professional information technology services and information systems to commercial and government markets. The IT Services offered by the Company include information management systems design and integration; LAN/WAN design, installation and support; database design and real-time database management; Internet and intranet services; and multi-media training development. The advanced technical capabilities gained by the Company while performing services for government customers has provided expertise in the information technology area, which the Company is leveraging to develop its commercial business. The Company is currently focusing on expanding its customer base to include commercial and international customers. For fiscal 1996, the Company's IT Services business represented 25.3% of revenues.

     The Company designs and implements information management systems that enable its customers to create integrated productivity software and communication tools which allow uninterrupted transmission of information throughout a customer's infrastructure. The Company has been designated as a Microsoft Solution Provider, a Lotus Business Partner and a Novell Authorized Reseller, designations which permit the Company to pursue some business opportunities not available to all competitors because these certifications frequently are cited as eligibility requirements for commercial bids.

     The Company plans and creates conceptual designs, system designs and system updates, including identifying functional requirements and creating database, system and subsystem specifications. It performs feasibility and cost-benefit studies on system alternatives and presents recommendations. It recently won a competitively awarded contract to conduct a system design and requirements study for the City of Imperial Beach, California. The Company believes that there is a substantial demand for these kinds of services and is actively seeking to market them to small and midsize companies and to municipalities.

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     The Company also provides office automation system services. It analyzes current office functions and matches them with appropriate office software and provides integrated office tools to permit data sharing and improve office efficiency. The Company established the first office automation system for a major program directorate of the U.S. Navy ten years ago, using a central computer with multiple processors and work station terminals, applying then-available technology to an office environment. As it continued to provide network services for that office, improving the system through advances in technology, the Company implemented and now supports a 250 station LAN with five servers. The Company has applied that same technology to several commercial customers.

     Additionally, the Company provides technical assistance to end users on system configuration issues, software upgrades and functionality. In 1993, the Company was awarded a contract to operate the network used by the International Joint Commission, a quasi-government organization of the U.S. and Canada charged with protecting the environmental conditions along the border between the two countries. After successful completion of that three year contract, the Company was awarded a multi-year contract to continue the network support with expanded work scope, including software application training.

     The Company provides a full range of database support using innovative solutions to manage databases and present the information back to a variety of end users at the level and detail specific to their needs. The Company has extensive expertise in developing and implementing plans to migrate data from legacy systems to modern technology products, as well as the design and implementation of new applications. The Company recently completed a major database task for the U.S. Army to provide access to Army databases using a data warehousing approach. The Company believes that this successful implementation will result in additional contracts from the U.S. Army to extend the data warehousing to additional databases.

     The Company has extensive hands-on experience designing complex management, program and financial databases and graphical user interfaces ("GUI"). The Defense Technical Information Center ("DTIC") awarded a contract to the Company to provide a user-friendly interface to be used world-wide to access and search the DTIC database, which contains data on virtually every technical study completed for the Department of Defense. The Company has continued to receive assignments to implement additional GUIs for the DTIC.

     To permit its customers to communicate more efficiently, the Company develops and implements both external (Internet) and internal (intranet) connectivity solutions. It conducts needs analyses to define specific objectives for web sites; designs marketing objectives and strategies; provides design services for the appearance of web sites; provides technical and project management services and support; hosts customer web sites on its server; and provides web site promotional services to create the desired site traffic. An example of a web page developed and hosted by the Company is the Children's Hospice International home page, which can be viewed at http://www.chionline.org.

     The Company offers a wide range of training services utilizing innovative techniques and tools, such as computer based training ("CBT") aids, training videos and on-line performance tools, to promote increased productivity and efficient use of installed systems. It prepares and conducts CBT seminars for government and commercial customers and has developed CBT programs covering a wide variety of subjects as required by customers, including, for example, identifying persons driving while under the influence of alcohol (for the National Highway Traffic Safety Administration) and training seamen on the operation of on-board submarine communication systems. Activities the Company undertakes as part of its multi-media training services include developing customized training concepts and plans, including undertaking front-end analyses of a customer's business and business processes to identify training requirements and the appropriate training media; developing user and administrator guides as well as self study work books, wall charts, training videos and other materials; and surveying and updating curricula for training courses.

SYSTEMS INTEGRATION

     The Company provides systems integration for communication systems and to a lesser extent acts as a value-added reseller of computer hardware, software and integrated systems to both government and commercial customers. Sales to government customers are through the Company's GSA Schedule Contract.

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Sales to commercial customers also are through the GSA Schedule Contract (to government contractors) or through direct contracts with other commercial customers. The Company supports the systems and products it sells by providing its customers a wide range of services, including employee training, maintenance, repair and user assistance. The Company offers individual components of its systems and other products from various vendors for resale through the GSA Schedule Contract. The resale business often provides the opportunity for additional systems integration business. The Company's systems integration business represented 10.2% of revenues for fiscal 1996 and 23.7% of revenues for the six month period ended March 31, 1997. See "-- Government Contracts."


     The Company believes that a market opportunity has developed as government and commercial customers have begun to migrate to systems composed of commercial off-the-shelf hardware and software components. Its strategy has been to anticipate the systems needs of customers and to develop systems using readily available commercial hardware and software. This strategy differs from that of many of the Company's reseller competitors, which traditionally provide individual hardware and software items for resale without integration, and many of its integration competitors, which traditionally have developed entire systems. The Company concentrates on relatively low quantity procurements which are not cost-competitive for large systems integration companies, applying system knowledge gained through following technology trends and providing ease of procurement through a GSA Schedule Contract for government customers and direct purchase for commercial customers. A recent example of this strategy resulted in the sale to the U.S. Navy of over $4.0 million of integration work for extra high frequency communications controllers.

     The Company believes it has been successful as a system integrator because it has targeted certain technologies and systems to offer through the GSA Schedule Contract. Expecting that many government agencies were planning to use VersaModule European ("VME") technology, the Company focused on offering VME products and systems, which provide users with a versatile modular computer system that allows users to combine products and functions. However, recognizing that technology changes constantly, the Company is now targeting replacement technology for some of the VME applications and will offer further technology advances as appropriate. Because of the nature of this systems integration work, the Company does not have a large investment in VME plant or equipment and can continue to provide VME technology while pursuing additional technologies.

PRODUCTS

     The Company has developed a set of communication systems and software products which have both military and commercial applications. The Company has identified potential applications for existing technology, developed systems to implement the identified applications and then expanded the systems, using the original technology, into multiple-use products. This process permits the Company to sell products and systems off-the-shelf or to adapt them to specific applications, depending on the needs of customers.

SALTS

     The Company believes that its International Streamlined Automated Logistics Transmission Systems ("ISALTS") and its Commercial Streamlined Automated Logistics Transmission System ("CSALTS") programs, both of which are based on the SALTS technology, are examples of its ability to adapt its military expertise to commercial uses. The Company's SALTS technology is designed to provide military and commercial organizations with the ability to store and forward large amounts of administrative and logistics data in a compressed, secure format using many forms of communication media. SALTS provides a near real-time means of communicating mass data at minimum cost.

     The SALTS technology originally was developed by the U.S. Navy as an alternative data transmission system so that the transmission of logistics and administrative data would not interfere with the transmission of tactical data during the Persian Gulf war. Following the Persian Gulf war, the Navy contracted with the Company to operate and enhance the SALTS system. Subsequently, the Company has customized versions of SALTS for other specialized applications. For example, the Army's 18th Airborne Corps and the troops occupying Haiti used it to exchange accounting data. In addition, SALTS successfully conveyed mission

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support data during other major military operations and disaster relief efforts.
The Company's first commercial application of the SALTS technology was the Company's USO-GRAM program, introduced in 1994, under which sailors at sea and persons on shore can exchange e-mail messages.

     The ISALTS and CSALTS programs are the Company's major commercial applications of its SALTS technology. The Company has developed proprietary ISALTS software which it is marketing to friendly foreign governments for their military data transmission needs. The Company also provides readily available commercial hardware, installation and ongoing maintenance, software upgrades and other support services for its ISALTS customers. To date, the Company has installed an ISALTS system for the UK Royal Navy and is in the process of installing an ISALTS system for the Royal Australian Navy.

BGIXS

     BGIXS ("Battle Group Information Exchange System") was developed by the Company as a way to permit reliable and efficient data communication (as compared to text communication only) between land, sea and air units in half-duplex mode using a hub/spoke architecture. First marketed in 1993, BGIXS uses commercial off-the-shelf technology to permit PC-to-PC transfer of tactical data between a headquarters host and supporting forces using satellite links. Additionally, BGIXS permits rapid file transfer with guaranteed delivery and provides multimedia capability. The U.S. Navy and the UK Royal Navy have purchased BGIXS systems, and the Company is actively marketing the product to other foreign military organizations in friendly countries.

PELICAN

     Pelican, which is currently under development, will couple the data transfer capabilities of BGIXS with high frequency radio communications to provide an integrated, self-contained communication system to those organizations using high frequency radio rather than satellite communications. Pelican is based on a commercial open systems architecture using readily available commercial hardware and software that provides data compression and packetization for efficient transmission. The Pelican communication protocol provides maximum operational flexibility through the use of multiple modes of transmission, on-demand push/pull of files to a distant host, store and forward file transfer and silent broadcast by the distant host. Pelican is expected to be available for sale in the second half of fiscal 1997.

     SALTS, BGIXS and Pelican illustrate the Company's ability to build systems to satisfy a particular customer's needs and then use the same technology in a refined and augmented form to create salable products for a different, and potentially wider, customer base. The Company believes that these technologies have significant commercial applications.

FINANCIAL MANAGEMENT SOFTWARE

     The Company develops and offers a variety of software products used to support customers' financial functions. These include: PRECEPT 5000, a cost estimating tool; FMIS, an Oracle-based financial management system; FTS, an application for financial tracking which can be coupled with FMIS for a broader financial management and tracking system; and EMT, an engineering management tool that has functionality similar to FTS and can be tied to FMIS. These software products can be customized or adapted to meet a particular customer's needs.

MARKETING

     The Company's operations group is primarily responsible for marketing its services and products, including the development and execution of marketing plans, proposal presentations and the performance of related tasks. The Company's marketing activities are conducted by its professional managers who have technical expertise and whose efforts are supplemented by the Company's staff of engineers, scientists and analysts. Company personnel use customer contacts, attend new business briefings sponsored by government agencies and review publications such as Commerce Business Daily for contracting opportunities and to learn

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of new business opportunities. The Company also participates in several major trade shows, both domestic and international, that showcase applicable technologies.

     One of the Company's primary marketing strategies is to anticipate and understand the changing needs of its customers and then to be prepared to meet those needs as they arise in new programs or in new program functions. The Company believes that its experience in providing services to the U.S. Navy enhances its ability to understand and anticipate the U.S. Navy's needs. The Company emphasizes customer satisfaction, as evidenced by its ability to retain customers such as the U.S. Navy since the Company's inception. It recently won a major contract recompetition as the prime contractor on an engineering services and support contract for which it originally served as a subcontractor. Under this recompete contract, the Navy awarded the extension to the Company as the prime contractor, although the Company is substantially smaller than the prime contractors on the original contracts.

GOVERNMENT CONTRACTS

     In general, the Company's business with the government (as both a prime contractor and a subcontractor) is performed under cost reimbursement contracts, time and materials contracts or fixed price contracts. Cost reimbursement contracts, including cost plus fixed fee contracts, provide for the reimbursement of costs (to the extent allowed under federal regulations) plus the payment of a fixed fee. Under time and materials contracts, the Company is reimbursed for labor hours at negotiated hourly billing rates and is reimbursed (without fee) for travel and other direct expenses at actual cost plus applied indirect, general and administrative expense. Under fixed price contracts, it agrees to perform certain work for a fixed price and, accordingly, realizes the benefit or detriment to the extent that the actual cost of performing the work differs from the contract price. The majority of the Company's revenues from government contracts are derived from cost plus fixed fee contracts.

     The Company has several multi-year contracts with U.S. government agencies to provide communication systems services and support, information technology services and systems integration services and support. Typically, these contracts require the Company to provide a broad range of services and support, as requested by the customer, which may include systems engineering, production support, management information systems services and support and program operational support. Each contract generally provides an estimate of the number of staff years that the government agency believes will be utilized each year under the contract. The Company receives specific work assignments under the contract on an as-identified basis through the issuance by the government of task orders setting out the specific work to be performed, the staff years allocated to the task and the estimated cost, fee and travel allocated to such task. Payments are made to the Company incrementally during the performance of each task. In order to plan for orderly performance under a contract, it is not unusual, prior to or at the commencement of each government fiscal year during the term of the contract, for the government and the Company to define proposed tasks to be completed under the contract during the coming fiscal year.


     Under the Company's GSA Schedule Contract, government agencies may purchase, at prices approved by the GSA, hardware and software integration, systems engineering, automated data processing services, hardware and software, repair (service and parts) and training, without further competitive bidding. Products that the Company can provide under the GSA Schedule Contract must be approved by the GSA prior to being offered to end-users. Also, at the time the contract was initially awarded and at each contract renewal, prices to end-users under the contract are set for the duration of the contract at a specified level or specified levels varying over time. The contract is a fixed price contract and does not have any pre-set delivery schedules or obligation to purchase any significant amount of goods or services. The GSA Schedule Contract is renewable annually and the current contract term expires in March 1998. The Company believes that the GSA Schedule Contract will be renewed, although there can be no assurance to this effect.


     The Company's contracts and subcontracts with federal government agencies are competitively bid and awarded on the basis of technical merit, personnel qualifications, experience and price. The Company's business, financial condition and results of operations could be materially affected by changes in procurement policies, a reduction in funds available for the services provided by it and other risks generally associated with

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federal government contracts. New government contract awards also are subject to protest by competitors at the time of award which can result in the re-opening of the bidding process or the award of a contract to a competitor. None of the Company's current government contracts is the subject of a bid protest; however, there can be no assurance that government contracts awarded to it in the future will not be challenged by competitors.


     A significant portion of the Company's revenues in fiscal 1996 (approximately 45%) and in the six months ended March 31, 1997 (approximately 23%) was generated by U.S. government contracts awarded to the Company through small business set-aside programs. The Company no longer is eligible to participate in some of these programs and, as its revenues and size expand, it will lose its eligibility to participate in more of these programs. There can be no assurance that the Company will be able to replace revenues from these contracts.


     The Company's contractual costs and revenues also are subject to audits and adjustments by negotiation between it and the DCAA and other government auditors. As part of the audit process, the DCAA verifies that all charges made by a contractor against a contract are legitimate and appropriate. Audits may result in recalculation of contract revenues and non-reimbursement of some contract costs and fees. The Company was audited by DCAA for contract performance through fiscal 1994 under all of its government contracts, which resulted in immaterial adjustments to its revenues under the contracts audited. However, there can be no assurance that future audits will not result in material adjustments to the Company's revenues.

     The Company's contracts with the government and its subcontracts with government prime contractors are subject to termination for the convenience of the government; termination, reduction or modification in the event of change in the government's requirements or budgetary constraints; and, when it participates as a subcontractor, termination for the failure or inability of the prime contractor to perform its prime contract. If a termination for the convenience of the government occurs, the government generally is obligated to pay the costs incurred by the Company under the contract plus a pro rata fee based upon the work completed.

     In addition to the right to terminate, government contracts are conditioned upon the continuing availability of Congressional appropriations. Congress usually appropriates funds on a fiscal year basis even though contract performance may take several years. Consequently, at the outset of a major program, the contract is usually incrementally funded, and additional funds are normally committed to the contract by the procuring agency as appropriations are made by Congress for future fiscal years. In addition, contractors often experience revenues uncertainties during the first quarter of the government's fiscal year (beginning October 1) until differences between budget requests and appropriations are resolved. To date, Congress has funded all years of the multi-year major program contracts for which the Company has served as prime contractor or a subcontractor, although there can be no assurance that this will be the case in the future.

INTERNATIONAL CONTRACTS


     The Company's international business is generally performed under fixed price contracts. International business accounted for 7% of the Company's revenues for fiscal 1996. The vast majority of the Company's international business revenues are derived from sales of the Company's products, such as ISALTS and BGIXS, to foreign navies and the performance of services related to such sales.


     As part of its growth strategy, the Company is seeking opportunities to expand further into international markets. To date, the Company has limited experience in marketing and distributing its products internationally. The Company has one senior marketing employee dedicated to marketing and customer support for international business. See "Risk Factors -- International Expansion."

COMMERCIAL CONTRACTS

     Commercial contracts accounted for 3% of the Company's revenues for fiscal 1996. The majority of the Company's revenues from commercial contracts are earned in the information technology area. Typically, these contracts require the Company to complete a specific task or provide a defined range of services and support, such as designing and implementing information management systems; planning and creating conceptual designs, systems designs and system updates; performing feasibility and cost-benefit studies on system alternatives; and providing office automation system services and training services which utilize innovative techniques and tools. Payments are made to the Company incrementally during the performance of each specific work assignment.


     The Company is currently focusing on expanding its customer base and increasing the sales of its services in the commercial market, although the Company and its management have limited experience in this market. To date, the Company's sales to customers other than the U.S. government have been made almost exclusively to military agencies of other countries and to a lesser extent civilian buyers.


     Most of the Company's existing commercial contracts are fixed price contracts, and the Company expects this will continue to be true with respect to new commercial contracts. The Company may fail to anticipate technical problems, estimate costs accurately or control costs during performance of a fixed price contract, any of which may reduce the Company's profit or cause a loss under the contracts.

BACKLOG

     Many of the Company's contracts are multi-year contracts and contracts with option years, and portions of these contracts are carried forward from one year to the next as part of the Company's contract backlog. The Company's total contract backlog represents management's estimate of the aggregate unearned revenues expected to be earned by the Company over the life of all of its contracts, including option periods. Because many factors affect the scheduling of projects, there can be no assurance as to when revenues will be realized on projects included in the Company's backlog. In addition, although contract backlog represents only business which is considered to be firm, there can be no assurance that cancellations or scope adjustments will not occur. The majority of backlog represents contracts under the terms of which cancellation by the customer would entitle the Company to all or a portion of its costs incurred and potential fees to the date of cancellation.

     Many of the Company's contracts are funded from year to year, based primarily on the procuring company's or agency's fiscal requirements. This results in two different categories of contract backlog: funded and unfunded backlog. "Funded backlog" represents the sum of contract amounts for which funds have been specifically obligated to contracts by customers, which in the case of a U.S. government contract requires appropriation by the U.S. Congress to the applicable agency and allocation to the contract by the agency. "Unfunded backlog" represents future contract or option amounts that have not been specifically obligated by customers. "Backlog" is the total of funded and unfunded backlog.

     The following table summarizes the Company's funded and unfunded backlog at the dates indicated:


                                                                SEPTEMBER 30,
                                                       --------------------------------
                                                        1994        1995         1996
                                                       -------     -------     --------
                                                                (IN THOUSANDS)
        BACKLOG COMPONENT
        Funded.......................................  $ 5,303     $ 3,255     $  6,437
        Unfunded.....................................   35,556      29,920      132,803
                                                       -------     -------     --------
                  Total..............................  $40,859     $33,175     $139,240
                                                       =======     =======     ========


     The Company believes that approximately 26% of its backlog as of September 30, 1996 will result in revenues in fiscal 1997. However, the Company also believes that backlog is not necessarily indicative of future revenues. The Company's backlog typically is subject to large variations from quarter to quarter as existing contracts are renewed or new contracts are awarded. Additionally, all U.S. government contracts included in backlog, whether funded or unfunded, may be terminated at the convenience of the government.

COMPETITION

     The Company experiences significant competition in all of the areas in which it does business. In general, the markets in which it competes are not dominated by a single company or a small number of companies; instead, a large number of companies offer services that overlap and are competitive with those offered by the

Company. Many of its competitors are significantly larger and have greater financial resources than the Company, and some of these competitors are divisions or subsidiaries of large, diversified companies that have access to the financial resources of their parent companies. There can be no assurance that the Company will be able to compete successfully.

     Because its communication systems business is specialized and the Company is a leader in the portion of the communication business it pursues, the market for this business is somewhat less competitive than the markets for its systems integration and IT Services businesses. In SATCOM systems and services, the Company competes against technical services companies in the defense industry, including Computer Sciences Corporation, Science Applications International Corporation, Booz-Allen and Hamilton, Inc. and SEMCOR. In its other business areas, the Company competes against a vast array of computer manufacturers, systems integrators and product resellers and distributors. In the IT Services area, the Company frequently teams as a subcontractor on large procurement programs with one of its larger competitors since it can be very expensive to bid as a prime contractor on such large procurement programs.

     The Company believes that the principal competitive factors in the businesses in which it operates are technical understanding, management capability, past contract performance, personnel qualifications and price. In the federal government market, procurement reforms over the past years have increased the importance of a contractor's past performance in deciding new bid awards.

INTELLECTUAL PROPERTY

     The Company relies on a combination of contractual rights, copyrights, trademarks and technical measures to establish and protect the ideas, concepts and documentation of its proprietary technology and know-how. All of its current employees have executed confidentiality agreements, and the Company includes confidentiality and non-competition covenants in its software licensing agreements and consulting agreements.

     The Company believes that product recognition is an important competitive factor in the information technology industry. Accordingly, it promotes the ISALTS(TM), CSALTS(R), PRECEPT(TM) and FMIS(TM) names in connection with its marketing activities and holds a U.S. trademark registration for the CSALTS name and copyrights for several software products, including ISALTS, CSALTS, PRECEPT, FMIS, BGIXS(TM) and others. The intellectual property protections employed by the Company, however, may not afford complete protection, particularly in foreign markets, and there can be no assurance that third parties will not independently develop such know-how or obtain access to its know-how, ideas, concepts and documentation.

     Although the Company believes that its technology has been developed independently and does not infringe on the proprietary rights of others, there can be no assurance that the technology does not and will not infringe or that third parties will not assert infringement claims against the Company in the future. In the case of infringement, the Company would, under certain circumstances, be required to modify its products or obtain a license. There can be no assurance that it would be able to do either in a timely manner, upon acceptable terms and conditions, or at all, or that it will have the financial or other resources necessary to defend successfully a proprietary rights infringement action. Failure to do any of the foregoing could have a material adverse effect on the Company. Furthermore, if its products or technologies are deemed to infringe upon the rights of others, it could become liable for damages, which could have a material adverse effect on the Company.

     The Company may also be subject to litigation to defend against claimed infringement of the rights of others or to determine the scope and validity of the intellectual property rights of others. Any such litigation would be costly and would divert management's attention, either of which could have a material adverse effect on the Company's business, financial condition and results of operations. Adverse determinations in such litigation could result in the loss of the Company's proprietary rights, subject the Company to significant liabilities, require the Company to seek licenses from third parties or prevent the Company from selling its services, any one of which could have a material adverse effect on the Company's business, financial condition and results of operations.

EMPLOYEES

     The Company believes that is its employees and their knowledge and capabilities are a major asset. The Company has been successful in attracting and retaining employees skilled in its core business competencies. As of March 31, 1997, approximately 19% of the Company's technical employees had advanced degrees. The Company intends to continue to employ highly skilled personnel, as well as personnel knowledgeable concerning the needs and operations of its major customers.

     As of March 31, 1997, the Company employed 310 people, 272 of whom were directly involved in computer and information systems programming, design and engineering, and 38 of whom were in executive and administrative functions. The Company believes that its relations with its employees are good. None of the Company's employees are covered by collective bargaining agreements.

FACILITIES

     The Company's headquarters occupies approximately 22,200 square feet at 10089 Lee Highway, Fairfax, Virginia. This space is provided under the terms of a lease from 10089 Management, a related party to the Company, that expires August 31, 2003. See "Certain Transactions -- Transactions with Directors and Executive Officers." In the United States, the Company occupies approximately 79,000 square feet in offices in Fairfax, Virginia; Arlington, Virginia; Virginia Beach, Virginia; Charleston, South Carolina; and San Diego, California. The Company also maintains an office near Plymouth, England. The Company believes that its current facilities are adequate for its existing needs and that additional suitable space will be available as required.

LEGAL PROCEEDINGS

     The Company currently is not a party to any material legal proceedings.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES


     The following table sets forth certain information regarding the directors, nominee directors, executive officers and other key employees of the Company:



                                 AGE                               POSITION
                                 ---    ---------------------------------------------------------------
DIRECTORS AND EXECUTIVE
  OFFICERS:
George A. Robinson............   59     President, Chief Executive Officer and Chairman of the Board of
                                          Directors
Charles G. Martinache.........   56     Executive Vice President, Chief Operating Officer and Director
Thomas A. Costello............   49     Executive Vice President, Chief Technology Officer, Secretary,
                                          Treasurer and Director
Dev Ganesan...................   38     Chief Financial Officer
Wayne Shelton.................   64     Nominee Director(1)

KEY EMPLOYEES:
Warren C. Willis..............   57     Senior Vice President and Director of Washington Operations
Sharon K. Angelone............   38     Vice President and Director of Charleston Operations
Raymond E. Shutters...........   67     Director of West Coast Operations
William S. Hoffman............   56     Vice President and Chief Engineer
Kevin R. Adams................   40     Vice President and Director of ACS Technologies
J. Herbert Dahm...............   59     Director of International Operations
Kevin S. Hopkins..............   42     Assistant Vice President



---------------



(1) Mr. Shelton has been nominated to act as a Director of the Company effective upon the completion of the offering and has consented to be named as such herein.


     GEORGE A. ROBINSON. Mr. Robinson was a founder of the Company and has served as President, Chief Executive Officer and Chairman of the Board of Directors of the Company since its inception in 1987. From 1986 to 1987, Mr. Robinson held the position of Vice President for East Coast Operations of Advanced Digital Systems, Inc., a military communication software development company. Prior to working at Advanced Digital Systems, Inc., Mr. Robinson spent over 20 years as a civilian employee in the U.S. Navy Satellite communication program, most recently as Deputy Director.

     CHARLES G. MARTINACHE. Mr. Martinache was a founder of the Company and has served as Chief Operating Officer and a Director of the Company since 1987. From 1987 to July 1992, Mr. Martinache also held the office of Vice President, and in July 1992 was made Executive Vice President. From 1986 to 1987, Mr. Martinache was a program manager for Advanced Digital Systems, Inc. Prior to that, Mr. Martinache served 23 years in the U.S. Navy as a cryptologic officer.

     THOMAS A. COSTELLO. Mr. Costello was a founder of the Company and has served as Secretary, Treasurer and a Director of the Company since 1987. From 1987 to 1994, Mr. Costello held the positions of Senior Vice President and Technical Director, and in 1995 was made Executive Vice President and Chief Technology Officer of the Company. From 1983 to 1987, Mr. Costello was a Senior Systems Engineer for Advanced Digital Systems, Inc. where, among other things, he led the Integrated Navy SATCOM Architecture study to upgrade existing information exchange subsystems.

     DEV GANESAN. Mr. Ganesan joined the Company in February 1997 as Chief Financial Officer. From June 1994 to January 1997, Mr. Ganesan was employed by GSE Systems, Inc., a publicly held international software systems and technology solutions developer, as Vice President of Finance and Accounting. From 1990 to June 1994, Mr. Ganesan served as the Treasurer and Corporate Controller of U.S. Lime & Minerals,

Inc., a publicly held mineral resources company. From 1987 to 1990, Mr. Ganesan was with Deloitte & Touche, most recently as an audit manager.


     WAYNE SHELTON. Mr. Shelton has been nominated to serve on the Board of Directors effective upon the completion of the offering. Since January 1995, he has served as president of Hughes Information Systems and as a senior vice president of Hughes Aircraft Company. From December 1990 to January 1995, Mr. Shelton was president of Hughes Information Technology Corporation and corporate vice president of Hughes Aircraft Company.


     WARREN C. WILLIS. Mr. Willis joined the Company in August 1993 as Senior Vice President and Director of Washington Operations. Prior to joining the Company, Mr. Willis spent over 24 years managing SATCOM acquisition programs for the U.S. Navy. From October 1992 to July 1993, he served as the Chief Engineer for a U.S. Navy communications directorate, and from October 1990 to September 1992 he was the Deputy Program Manager for the U.S. Navy SATCOM program office.

     SHARON K. ANGELONE. Ms. Angelone has been employed by the Company since its inception in 1987 and has served in a variety of positions. Since July 1992, Ms. Angelone has served as a Vice President and the Director of Charleston Operations. From September 1986 to July 1987, Ms. Angelone was a Senior Financial Analyst at Advanced Digital Systems, Inc.

     RAYMOND E. SHUTTERS. Mr. Shutters joined the Company in June 1996 as the Director of West Coast Operations. From August 1995 to May 1996, Mr. Shutters was a member of the C4I technical staff of Sciences Application International Corporation. From 1959 to August 1995, Mr. Shutters was employed at the Navy Research and Development Laboratory Center ("NRaD"). From 1987 to March 1993, Mr. Shutters was Head of the Surveillance Department at NRaD where he was responsible for managing the undersea, surface and aerospace surveillance and research and development programs. In March 1993, Mr. Shutters was promoted to Deputy Executive Director and Business Manager of NRaD, a position which he held until August 1995.


     WILLIAM S. HOFFMAN. Mr. Hoffman has been employed by the Company since its founding in 1987 and has served as Vice President and Chief Engineer since 1990. From 1983 to 1987, Mr. Hoffman was Senior Systems Engineer at Advanced Digital Systems, Inc. where he headed a team of software engineering professionals who provided direct systems engineering and program management support to a U.S. Navy satellite communications program office.



     KEVIN R. ADAMS. Mr. Adams joined the Company in September 1993 as a Systems Engineer, and in September 1994 he was made Manager of VME Technologies. In April 1996, Mr. Adams was promoted to Director of ACS Technologies, a business unit of the Company focusing on systems integration work, and in May 1997, Mr. Adams was appointed to the position of Vice President of the Company. From December 1991 to August 1993, Mr. Adams was employed as an engineer by VisiCom Laboratories, Inc., a software development company.


     J. HERBERT DAHM. Mr. Dahm joined the Company in July 1993 as the Director of International Operations. From October 1990 to July 1993, Mr. Dahm served in the U.S. Navy where he helped to deploy SALTS systems throughout the Navy.

     KEVIN S. HOPKINS. Mr. Hopkins joined the Company in April 1997 as Assistant Vice President and JMCOMMS Program Manager. From 1995 to 1997, Mr. Hopkins served as Managing Director at Darlington, Inc. From 1993 to 1995, he was the General Manager at Scientific Research Corp. ("SRC"). Both Darlington and SRC provide communication systems and integration and development services to high technology engineering programs. Prior to this, Mr. Hopkins served in the U.S. Navy for 18 years as a cryptologic officer.

                            ------------------------



     The Company intends to add an additional independent member to its Board of Directors within 90 days after the date of this Prospectus. It will be necessary for the Company to appoint this director within the 90-day time period in order to maintain its Nasdaq National Market listing. Failure to appoint an additional independent director could result in a delisting of the Common Stock from the Nasdaq National Market.

     The Bylaws of the Company provide that the number of members of the Board of Directors shall be determined by the resolution of the Board. Each director is elected for a one-year term at each annual meeting of the stockholders. Officers are elected by the Board of Directors. Each officer serves at the discretion of the Board of Directors. There are no family relationships among any of the directors or executive officers.


STOCKHOLDERS AGREEMENT


     On May 2, 1997, Messrs. Robinson, Martinache and Costello, individually and as trustees of certain trusts, entered into a Stockholders Agreement pursuant to which each has agreed to vote the shares beneficially owned by him to elect each other as directors of the Company and on other matters as a block as determined by the affirmative vote of the majority of their shares. The Stockholders Agreement remains in effect until the earliest to occur of: (i) the mutual consent of the parties, (ii) only one of Messrs. Robinson, Martinache or Costello continues to beneficially own any Common Stock and (iii) Messrs. Robinson, Martinache and Costello as a group beneficially own less than forty percent (40%) of the outstanding Common Stock. This Stockholders Agreement will allow Messrs. Robinson, Martinache and Costello to control votes on matters that require approval of the Company's stockholders.


COMMITTEES OF THE BOARD OF DIRECTORS


     Prior to the offering, the Company did not have any committees of its Board of Directors. Upon consummation of this offering, the Board of Directors will establish a Compensation Committee and an Audit Committee. The Compensation Committee will be comprised of Mr. Shelton and the other independent director and will have the authority to determine the compensation of the Company's executive officers and to administer the 1996 Stock Incentive Plan. The Audit Committee will be composed of Mr. Shelton, the other independent director and one additional director. The Audit Committee will have the authority to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plan and results of the audit engagement, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls.


DIRECTOR COMPENSATION


     Directors who are employees of the Company do not receive any compensation for their service as directors. Following this offering, the Company expects to pay each director who is not an employee of the Company a retainer and a stipend for attending each meeting of the Board of Directors, in an amount not yet determined, and will reimburse each such director for his out-of-pocket expenses for attending these meetings. At the discretion of the Board of Directors, independent directors will be granted options to purchase Common Stock at the then-prevailing fair market value during each calendar year in which such director serves on the Board of Directors.

EXECUTIVE COMPENSATION

     The following table presents certain information concerning compensation earned for services rendered in all capacities to the Company for the year ended September 30, 1996 by the Chief Executive Officer and each of the other executive officers (the "Named Officers").

                           SUMMARY COMPENSATION TABLE


                                                           ANNUAL COMPENSATION
                        NAME AND                           --------------------      ALL OTHER
                   PRINCIPAL POSITIONS                     SALARY(1)     BONUS      COMPENSATION
---------------------------------------------------------  --------     -------     ------------
George A. Robinson.......................................  $250,000     $79,440       $  4,333(2)
  President, Chief Executive Officer and Chairman of the
     Board of Directors
Charles G. Martinache....................................   225,000      79,440         23,233(3)
  Executive Vice President, Chief Operating Officer and
     Director
Thomas A. Costello.......................................   225,000      79,440          4,967(2)
  Executive Vice President, Chief Technology Officer,
     Secretary, Treasurer and Director


---------------

(1) Effective July 1, 1997, the annual salaries of Messrs. Robinson, Martinache and Costello will be reduced to $200,000, $175,000 and $175,000, respectively.


(2) Represents matching 401(k) plan contributions by the Company.


(3) Includes matching 401(k) plan contribution by the Company of $4,967 and $18,266 in moving expenses paid by the Company.


     None of the Named Officers were granted options to purchase shares of the Company's Common Stock in fiscal 1996, exercised options in fiscal 1996 or held options to purchase shares of Common Stock as of September 30, 1996.


BONUS PLAN



     The Company currently has a bonus plan in effect that provides bonuses to covered persons based on a percentage of revenues of the Company. The Company intends to terminate this bonus plan simultaneously with the completion of the offering and have the Compensation Committee to be formed following completion of the offering make recommendations on a new bonus plan for the Company's officers.


EMPLOYMENT AGREEMENTS

     Mr. Ganesan serves as the Chief Financial Officer of the Company pursuant to the terms of an employment agreement which continues in effect until Mr. Ganesan's termination or separation from the Company. Under the terms of the employment agreement, Mr. Ganesan receives an annual salary of $120,000 and was given a one-time signing bonus of $25,000 upon commencing work with the Company on February 1, 1997. Mr. Ganesan is eligible to receive a first-year bonus of $25,000 upon the accomplishment of certain mutually agreed upon objectives. In addition, under the terms of the employment agreement, Mr. Ganesan received options to purchase 115,000 shares of the Company's Common Stock. Such options have an exercise price of $6.50 per share, a term of eight years and become exercisable in four equal annual installments beginning on January 1, 1998.


     Mr. Willis serves as Senior Vice President and the Director of Washington Operations pursuant to the terms of an employment agreement which continues in effect until Mr. Willis' termination or separation from the Company. Under the terms of the employment agreement, Mr. Willis currently receives an annual salary of approximately $129,000 and an annual bonus based on a designated percentage of Washington Operations Area revenues. In addition, Mr. Willis is eligible to receive bonus amounts based on the accomplishment of specific objectives.

     There are no other employment agreements in effect with respect to any directors, officers or employees of the Company.


STOCK PLANS AND AGREEMENTS

  1996 STOCK INCENTIVE PLAN


     The 1996 Stock Incentive Plan of the Company (the "1996 Plan") was adopted by the Company's Board of Directors in July 1996. The 1996 Plan permits the Company to grant options, stock appreciation rights, "performance" awards and restricted and unrestricted stock to purchase up to 337,500 shares of Common Stock to participants in the 1996 Plan. Options for a total of 263,500 shares of Common Stock were granted under the 1996 Plan, all of which remain outstanding. None of the options granted under the 1996 Plan currently are exercisable; 148,500 of the options become exercisable in three equal annual installments commencing October 1, 1997; the balance become exercisable in four equal annual installments commencing on January 1, 1998. The Board of Directors has determined not to award any additional options or other rights or awards under the 1996 Plan.


  1997 STOCK INCENTIVE PLAN


     The 1997 Stock Incentive Plan of the Company (the "1997 Plan") was adopted by the Company's Board of Directors effective March 1997 and approved by the Company's stockholders as of March 25, 1997. The Company has reserved 450,000 shares of Common Stock for issuance pursuant to grants under the 1997 Plan. To date, no grants have been made under the 1997 Plan. The 1997 Plan has a term of 10 years. The 1997 Plan provides for the grant of stock options, stock appreciation rights, restricted stock or "performance shares" to directors, employees (including officers) and consultants of the Company and its subsidiaries. Pursuant to the 1997 Plan, options may be incentive stock options within the meaning of Section 422 of the Code or nonstatutory stock options, although incentive stock options may be granted only to employees. Generally, options granted under the 1997 Plan are immediately exercisable but remain subject to repurchase by the Company for all exercised unvested shares under a vesting schedule established by the Board or committee. All incentive stock options are nontransferable other than by will or the laws of descent and distribution.


  STOCK OPTION AGREEMENTS

     The Company has entered into nonqualified option agreements with three employees, providing for the purchase of an aggregate of 101,250 shares of Common Stock, all of which have been exercised as of the date of this Prospectus. These options were not granted under any stock option plan. The per share exercise price of such options was at least 100% of the fair market value of a share of Common Stock as of the respective dates of grant.

TERMINATION AGREEMENTS


     Immediately prior to the consummation of the offering, the Company, Messrs. Robinson, Martinache and Costello, as the majority stockholders, and Sharon K. Angelone, Douglas A. Benzel, Thomas and Margaret M. Costello and the trusts controlled by them, Alvin L. Franson, Terrence E. and Diane M. Hileman, Jr., William and Diane Hoffman, Charles and Helen Martinache and the trusts controlled by them, George and Barbara Robinson and the trusts controlled by them, and Warren C. Willis will enter into Termination Agreements pursuant to which certain Stock Redemption Agreements previously entered into by and between the Company and each other party to the Termination Agreements will be terminated.


INDEMNIFICATION ARRANGEMENTS


     Prior to the completion of this offering, the Company will enter into indemnification agreements pursuant to which it will agree to indemnify certain of its directors and officers against judgments, claims, damages, losses and expenses incurred as a result of the fact that any director or officer, in his capacity as such, is made or threatened to be made a party to any suit or proceeding. Such persons will be indemnified to the fullest extent now or hereafter permitted by the DGCL, as amended. The indemnification agreements will provide for the advancement of certain expenses to such directors and officers in connection with any such suit or proceeding. The Company will amend and restate its Certificate of Incorporation and Bylaws to provide for the indemnification of the Company's directors and officers to the fullest extent permitted by the DGCL.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     The Board of Directors has not had a Compensation Committee prior to this offering, and the functions of the Compensation Committee have been performed by the Board of Directors as a whole. The Compensation Committee will be formed following the closing of the offering. For information concerning certain transactions and relationships among the Company and the current members of the Board of Directors, see "Certain Transactions."

                              CERTAIN TRANSACTIONS

TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS


     In 1993, the Company entered into a ten year lease with 10089 Management, the members of which include, among others, Messrs. Robinson, Martinache and Costello, who collectively own 91% of 10089 Management. Under the terms of the lease, the Company leases approximately 22,200 square feet at 10089 Lee Highway, Fairfax, Virginia from 10089 Management for use as the Company's headquarters at a current rental rate of approximately $26,000 per month. The monthly rental rate increases annually based upon the annual increase in the Consumer Price Index. The Company, as tenant, also pays for insurance for the premises and for increases in real estate taxes over 1993 real estate taxes for the building. The lease expires on August 31, 2003. This arrangement, in contrast to outright ownership of the building by the Company, enables the Company to allocate the cost of its facilities to its government contracts. The Company believes that the terms of the lease, including the rental rate, are at least as favorable to the Company as those which could have been negotiated with an unaffiliated third party.



     10089 Management purchased the Company's headquarters building in 1993 using, in part, a loan in the amount of $1,125,000 from a third party institutional lender, which loan is guaranteed by the Company. In March 1997, the loan agreement was amended to cancel the guarantee upon an initial public offering resulting in net proceeds to the Company of at least $10,000,000. Also in connection with 10089 Management's acquisition of the Company's headquarters building, the Company lent to each of Messrs. Robinson, Martinache and Costello approximately $119,000 for use as part of the purchase price for the building. The outstanding balance of principal and accrued interest in respect of these loans as of March 31, 1997 was $449,000. All loans are evidenced by promissory notes accruing interest at a rate of 7.0% per annum. The promissory notes all become due and payable in August 1998, but will be repaid in full from the proceeds received by the makers from the S Corporation Distribution. See "S Corporation Distribution and Termination of S Corporation Status."



     Mr. Martinache received a loan from the Company in 1996 in the amount of $50,000, bearing interest at a rate equal to 8.75% per annum. The term of the loan is five years and the loan is secured by a recorded lien against Mr. Martinache's home in Charleston, South Carolina. Mr. Martinache has agreed to repay this loan in full with proceeds received by him from the S Corporation Distribution. See "S Corporation Distribution and Termination of S Corporation Status."



FAIRFAX COMMUNICATIONS LTD.



     Effective as of April 1, 1997, Fairfax Communications Ltd., a private limited company organized under the laws of England ("Fairfax Communications Ltd."), became a subsidiary of the Company pursuant to a transaction in which the Company purchased all of its outstanding shares of stock. Each of Messrs. Robinson, Martinache and Costello had owned 26.8% of the outstanding share capital of Fairfax Communications Ltd. The Company purchased all of the ordinary shares of Fairfax Communications Ltd. for $46,500 in a transaction intended to qualify as a tax free reorganization under the Code. The proceeds of the sale will be distributed to the stockholders of Fairfax Communications Ltd., which stockholders include, among others, Messrs. Robinson, Martinache and Costello, who each will receive $12,500. Revenues and operating income of Fairfax Communications Ltd. for fiscal 1996 were $97,000 (unaudited) and $4,000 (unaudited), respectively. As of September 30, 1996 and March 31, 1997, the Company had receivables of $54,000 and $162,000, respectively, due from Fairfax Communications Ltd. for payroll services which the Company performs on its behalf.


S CORPORATION DISTRIBUTION

     A portion of the proceeds of this offering will be used to fund the S Corporation Distribution. See "S Corporation Distribution and Termination of S Corporation Status."

                       PRINCIPAL AND SELLING STOCKHOLDERS


     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of May 29, 1997 by (i) each person known by the Company to beneficially own five percent or more of the outstanding shares of Common Stock, (ii) each director and Named Officer of the Company,
(iii) all executive officers and directors as a group and (iv) all Selling Stockholders. The address of the stockholders listed below as beneficially owning more than five percent of the Common Stock is that of the Company's principal executive offices. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned.


                                                SHARES BENEFICIALLY                      SHARES TO BE
                                                   OWNED PRIOR TO                     BENEFICIALLY OWNED
                                                      OFFERING          NUMBER OF     AFTER OFFERING (1)
                                                --------------------     SHARES      --------------------
                    NAME                         NUMBER      PERCENT     OFFERED      NUMBER      PERCENT
---------------------------------------------   ---------    -------    ---------    ---------    -------
EXECUTIVE OFFICERS, DIRECTORS AND 5%
  STOCKHOLDERS:
  George A. and Barbara Robinson (2).........   1,147,500      30.1%     200,000       947,500      16.7%
  Charles G. and Helen Martinache (3)........   1,147,500      30.1      200,000       947,500      16.7
  Thomas A. and Margaret M. Costello (4).....   1,147,500      30.1      200,000       947,500      16.7
  All executive officers and directors as a
     group (4 persons).......................   3,442,500      90.3      600,000     2,842,500      50.1
OTHER SELLING STOCKHOLDERS:
  Sharon K. Angelone.........................      33,750      *           5,000        28,750      *
  Alvin L. Franson...........................      67,500       1.8       11,000        56,500       1.0
  Terrence E. and Diane M. Hileman, Jr.......      67,500       1.8       11,000        56,500       1.0
  William and Diane Hoffman..................     135,000       3.5       23,000       112,000       2.0

---------------
 *  Represents less than 1%.

(1) Assumes no exercise of the Underwriters' over-allotment options.

(2) Shares beneficially owned prior to the offering and beneficially owned after the offering include 473,750 and 473,750 shares owned by the Robinson 1997 Trust No. 1 and the Robinson 1997 Trust No. 2, respectively, of which George
    A. Robinson is the sole trustee.

(3) Shares beneficially owned prior to the offering and beneficially owned after the offering include 216,000 and 216,000 shares owned by the Martinache 1997 Trust No. 1 and the Martinache 1997 Trust No. 2, respectively, of which Charles G. Martinache is the sole trustee.

(4) Shares beneficially owned prior to the offering and beneficially owned after the offering include 300,000 and 300,000 shares owned by the Costello 1997 Trust No. 1 and the Costello 1997 Trust No. 2, respectively, of which Margaret M. Costello and Thomas A. Costello are trustees.

                          DESCRIPTION OF CAPITAL STOCK

     Upon the closing of this offering, the Company's authorized capital stock will consist of 40,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, par value $.01 per share. The following brief description of the Company's capital stock does not purport to be complete and is subject in all respects to applicable law and the provisions of the Company's Certificate of Incorporation and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part. Immediately prior to the closing of this offering, the Company will have 3,813,750 shares of Common Stock outstanding, held of record by nine stockholders.

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The holders of Common Stock are entitled to receive dividends ratably when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. The outstanding shares of Common Stock are, and the shares offered by the Company in this offering will be, when issued and paid for, fully paid and nonassessable. Holders of Common Stock do not have preemptive rights. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.


     Upon completion of this offering, the Company's existing stockholders will beneficially own 55.9% of the outstanding shares of Common Stock (52.4% if the Underwriters' over-allotment option is exercised in full) and will therefore be able to elect the entire Board of Directors and control all matters submitted to stockholders for a vote. In addition, the three major stockholders, Messrs. Robinson, Martinache and Costello, individually and as trustees of certain trusts, have entered into a Stockholders Agreement pursuant to which each has agreed to vote the shares beneficially owned by him to elect each other as directors and to vote their shares on other matters as a block as determined by majority vote of their shares. This Stockholders Agreement will allow Messrs. Robinson, Martinache and Costello to control votes on matters that require stockholder approval. See "Management -- Stockholders Agreement."


PREFERRED STOCK

     Preferred Stock may be issued from time to time in one or more classes or series with such designations, powers, preferences, rights, qualifications, limitations and restrictions as may be fixed by the Company's Board of Directors without stockholder approval. The Board of Directors could issue the Preferred Stock with voting and/or conversion rights and thereby dilute the voting power and equity of the holders of the Common Stock and adversely effect the market price of such stock. The issuance of Preferred Stock could also be used as an antitakeover measure by the Company without any further action by the stockholders. The Company has no present plans to issue shares of Preferred Stock.

CERTAIN PROVISIONS OF DELAWARE LAW


     The Company is a Delaware corporation and is subject to Section 203 of the DGCL ("Section 203"). In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of the Company's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with the Company for three years following the date that person became an interested stockholder unless: (i) before that person became an interested stockholder, the Board approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon completion of the transaction that resulted in the interested stockholders becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the Company and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or following the date on which that person became an interested stockholder, the business combination is approved by the Company's Board and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66.7% of the outstanding voting stock of the Company not owned by the interested stockholder.

     Under Section 203, these restrictions do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the Company and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the directors who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock will be Continental Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this offering, the Company will have outstanding 5,663,750 shares of Common Stock (assuming no exercise of the underwriters' over-allotment option or options outstanding under the Company's stock option plans). Of these shares, the 2,500,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, unless they are purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act of 1933 (which sales would be subject to certain limitations and restrictions described below). All of the remaining 3,163,750 shares of Common Stock may be sold in the public market commencing 90 days following the date of this Prospectus, subject in some cases to the volume and other limitations of Rule 144 promulgated under the Securities Act of 1933. The holders of all of these remaining shares have executed 180-day lock-up agreements with A.G. Edwards & Sons, Inc. See "Underwriting."


     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year (including the holding period of any prior owner except an affiliate) is entitled to sell in "brokers' transactions" or to market makers, within any three-month period a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding (approximately 57,000 shares immediately after this offering) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are subject to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice filing provisions of Rule 144. Under Rule 701 under the Securities Act, persons who purchase shares upon exercise of options granted prior to this offering are entitled to sell such shares 90 days after this offering in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of nonaffiliates, without having to comply with the volume limitation or notice filing provisions of Rule 144.

     After the completion of this offering, the Company intends to file one or more registration statements on Form S-8 under the Securities Act to register an aggregate of 713,500 shares of Common Stock subject to outstanding stock options and Common Stock issuable pursuant to the Company's stock option plans. After the date of such filing, if not otherwise subject to a lock-up agreement, shares purchased pursuant to these plans generally would be available for resale in the public market. The Company has outstanding options to purchase an aggregate of 263,500 shares of Common Stock, none of which are currently exercisable. See "Management -- Stock Plans and Agreements."

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement, the Company and the Selling Stockholders have agreed to sell to each of the underwriters named below (the "Underwriters"), for whom A.G. Edwards & Sons, Inc. and Ferris, Baker Watts, Incorporated are acting as representatives (the "Representatives"), and each of the Underwriters has severally agreed to purchase from the Company and the Selling Stockholders, the respective number of shares of Common Stock set forth opposite its name below:

                                                                            NUMBER OF
                                  UNDERWRITERS                               SHARES
        -----------------------------------------------------------------   ---------
        A.G. Edwards & Sons, Inc. .......................................
        Ferris, Baker Watts, Incorporated................................

                                                                            ---------
                  Total..................................................   2,500,000
                                                                             ========

     In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all 2,500,000 shares of Common Stock offered hereby if any such shares of Common Stock are purchased. In the event of a default by any Underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

     The Company and the Selling Stockholders have been advised by the Representatives that the several Underwriters propose initially to offer such shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a
concession not in excess of $     per share. The Underwriters may allow and such
dealers may re-allow a concession not in excess of $     per share to other
dealers. After the initial public offering, the public offering price and such concessions may be changed.

     The Company has granted to the Underwriters an option, expiring 30 days from the date of this Prospectus, to purchase up to an aggregate of 375,000 additional shares of Common Stock at the public offering price less underwriting discount set forth on the cover page of this Prospectus. The Underwriters may exercise such option solely to cover overallotments, if any, made in connection with the sale of shares of Common Stock that the Underwriters have agreed to purchase. To the extent the Underwriters exercise such option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase a number of option shares proportionate to such Underwriter's initial commitment.

     The Company has agreed that it will not sell, without the consent of A.G. Edwards & Sons, Inc., any Common Stock or any securities convertible into Common Stock, during the 180 days following the date of this Prospectus except for the Common Stock offered in this offering. In addition, each current stockholder of the Company, including each officer and director and the Selling Stockholders, has agreed not to sell, without the consent of A.G. Edwards & Sons, Inc., any Common Stock for the 180 day period. A.G. Edwards & Sons, Inc. will not consent to any shortening of such periods unless, in its judgment, the timing of the sales and the number of shares of Common Stock sold as a result of any such consent would not have a material adverse effect on the market for the Common Stock. In such event, such sales would not necessarily be preceded by a public announcement by the Company or A.G. Edwards & Sons, Inc. that such consent has been given.

     Prior to the offering, there has been no public market for the Common Stock. The initial public offering price for the shares of Common Stock included in this offering will be determined by negotiation among the Company and the Representatives. Among the factors to be considered in determining such price will be the history of and prospects for the Company's business and the industry in which it operates, an assessment of the Company's management, past and present revenues and earnings of the Company, the prospects for growth of the Company's revenues and earnings and currently prevailing conditions in the securities markets, including current market valuations of publicly traded companies which are comparable to the Company.

     The Representatives have advised the Company that they do not intend to confirm sales to any account over which they exercise discretionary authority.

     In connection with the offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the offering than they are committed to purchase from the Company and the Selling Shareholders, and in such case may purchase Common Stock in the open market following completion of the offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 375,000, shares of Common Stock, by exercising the Underwriters' over-allotment option referred to above. In addition, A.G. Edwards & Sons, Inc., on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the offering) for the account of the other Underwriters, the selling concession with respect to Common Stock that is distributed in the offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

     The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                                 LEGAL MATTERS


     The validity of the securities offered hereby will be passed upon for the Company by Gibson, Dunn & Crutcher LLP, Washington, D.C. Certain legal matters relating to the offering will be passed upon for the Underwriters by Hale and Dorr LLP, Washington, D.C.


                                    EXPERTS

     The audited financial statements of the Company for the three years ended September 30, 1996 included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report, and are included herein in reliance upon the authority of said firm as experts in giving such reports.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement," which term shall include all amendments, exhibits, annexes and schedules thereto) under the Securities Act of 1933 with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. Certain items are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement, including exhibits, schedules and reports filed as part thereof. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1204, Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York, 10048 and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained at prescribed rates by mail from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. The address is http://www.sec.gov.

     The Company intends to furnish to its stockholders annual reports containing financial statements audited by an independent accounting firm and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

                              GLOSSARY OF ACRONYMS


   ACRONYM                                    DEFINITION                                  PAGE
-------------   -----------------------------------------------------------------------   -----
BGIXS           Battle Group Information Exchange System...............................      29
C4I             command, control, communications, computer and intelligence............       3
CBT             computer based training................................................      27
CSALTS          Commercial Streamlined Automated Logistics Transmission System.........      28
DCAA            Defense Contract Audit Agency..........................................       6
DGCL            Delaware General Corporation Law.......................................      10
DOD             Department of Defense..................................................       3
DTIC            Defense Technical Information Center...................................      27
GSA             General Services Administration........................................       4
GUI             graphical user interface...............................................      27
                integrated command, control, communications, computers and
IC4I            intelligence...........................................................      26
ISALTS          International Streamlined Automated Logistics Transmission System......      28
IT Services     information technology services........................................       3
LAN             local area network.....................................................      23
NRaD            Navy Research and Development Laboratory Center........................      36
SALTS           Streamlined Automated Logistics Transmission System....................      23
SATCOM          satellite communications...............................................       3
VME             Versa-Module European..................................................      28
VPO             Virtual Program Office.................................................      25
WAN             wide area network......................................................      24

                      [This Page Intentionally Left Blank]

                      ADVANCED COMMUNICATION SYSTEMS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Report of Independent Public Accountants..............................................  F-2
Balance Sheets as of September 30, 1995 and 1996 and March 31, 1997 (unaudited).......  F-3
Statements of Operations for the Years Ended September 30, 1994, 1995 and 1996 and the
  Six Month Periods Ended March 31, 1996 and 1997 (unaudited).........................  F-4
Statements of Changes in Stockholders' Equity for the Years Ended September 30, 1994,
  1995 and 1996 and the Six Month Periods Ended March 31, 1996 and 1997 (unaudited)...  F-5
Statements of Cash Flows for the Years Ended September 30, 1994, 1995 and 1996 and the
  Six Month Periods Ended March 31, 1996 and 1997 (unaudited).........................  F-6
Notes to Financial Statements.........................................................  F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors of
Advanced Communication Systems, Inc.:

We have audited the accompanying balance sheets of Advanced Communication Systems, Inc. (a Delaware corporation), as of September 30, 1995 and 1996, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Advanced Communication Systems, Inc. as of September 30, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1996, in conformity with generally accepted accounting principles.


                                          ARTHUR ANDERSEN LLP



Washington, D.C.


May 5, 1997

                      ADVANCED COMMUNICATION SYSTEMS, INC.

                                 BALANCE SHEETS


                                                                                             PRO FORMA
                                                            SEPTEMBER 30,                    MARCH 31,
                                                          -----------------    MARCH 31,        1997
                                                           1995      1996         1997        (NOTE 2)
                                                          ------    -------    ----------    ----------
                                                                                     (UNAUDITED)
                                                            (IN THOUSANDS, EXCEPT SHARE AND PER SHARE
                                                                              DATA)
ASSETS
Current assets:
Cash and cash equivalents..............................   $  592    $ 1,177     $  1,413      $  1,413
Contract receivables...................................    4,659      9,987       11,544        11,544
Other receivables......................................       51         69          197           197
Prepaid expenses.......................................       83        208          515           515
                                                          ------    -------    ----------    ----------
     Total current assets..............................    5,385     11,441       13,669        13,669
                                                          ------    -------    ----------    ----------
Property and equipment, net............................      463        571          788           788
Other assets:
Notes receivable, stockholders.........................      393        443          443           443
Other related party receivables........................      101        138          261           261
Software development costs, net........................      598        461          393           393
Other assets...........................................       47         63          117           117
                                                          ------    -------    ----------    ----------
     Total other assets................................    1,139      1,105        1,214         1,214
                                                          ------    -------    ----------    ----------
          Total assets.................................   $6,987    $13,117     $ 15,671      $ 15,671
                                                          ======    =======     ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable.......................................   $  686    $ 2,125     $  4,403      $  4,403
Accrued expenses.......................................    1,602      3,476        5,050         5,050
Billings in excess of revenue..........................      283        362          445           445
Income taxes payable...................................        7         --           --            --
Deferred income tax liability..........................       91         91           91           366
Payable to stockholders................................       --         --           --         5,500
                                                          ------    -------    ----------    ----------
     Total current liabilities.........................    2,669      6,054        9,989        15,764
Line of credit.........................................    1,821      2,688           --            --
Deferred income tax liability..........................       --         --           --           825
                                                          ------    -------    ----------    ----------
     Total liabilities.................................    4,490      8,742        9,989        16,589
                                                          ------    -------    ----------    ----------
Commitments and contingencies (Notes 7, 9, 10 and 11)
Stockholders' equity:
Preferred stock, $.01 par value, 1,000,000 shares
  authorized, no shares issued and outstanding.........       --         --           --            --
Common stock, $.01 par value, 40,000,000 shares
  authorized, 6,750,000 shares issued at September 30,
  1995 and 1996, and March 31, 1997....................       67         67           67            67
Paid-in capital and accretion..........................    5,457     16,506       16,506            68
Retained earnings (deficit)............................    2,642      4,520        5,789          (811)
Adjustment for redemption value greater than amounts
  paid in by stockholders..............................   (5,389)   (16,438)     (16,438)           --
Less -- Treasury stock, 3,017,250 shares at September
  30, 1995 and 1996, and 2,963,250 shares at March 31,
  1997, at cost........................................     (280)      (280)        (242)         (242)
                                                          ------    -------    ----------    ----------
     Total stockholders' equity (deficit)..............    2,497      4,375        5,682          (918)
                                                          ------    -------    ----------    ----------
          Total liabilities and stockholders' equity...   $6,987    $13,117     $ 15,671      $ 15,671
                                                          ======    =======     ========      ========


      The accompanying notes are an integral part of these balance sheets.

                      ADVANCED COMMUNICATION SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS


                                                                                    SIX MONTHS ENDED
                                                  YEAR ENDED SEPTEMBER 30,             MARCH 31,
                                                -----------------------------    ----------------------
                                                 1994       1995       1996         1996         1997
                                                -------    -------    -------    -----------    -------
                                                                                      (UNAUDITED)
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues.....................................   $19,106    $23,724    $31,665      $13,036      $21,130
Direct costs.................................    11,418     14,815     19,307        7,195       14,746
Indirect, general and administrative
  expenses...................................     7,177      8,202     10,253        4,774        5,025
                                                -------    -------    -------    -----------    -------
Income from operations.......................       511        707      2,105        1,067        1,359
Interest expense.............................      (125)      (185)      (257)        (127)        (134)
Other income, net............................        52         52         57           26           44
                                                -------    -------    -------    -----------    -------
Net income...................................   $   438    $   574    $ 1,905      $   966      $ 1,269
                                                =======    =======    =======    =========      =======
Pro forma statements of operations data
  (unaudited): (Note 2)
     Net income, as reported.................                         $ 1,905                   $ 1,269
     Pro forma income tax provision..........                             743                       495
                                                                      -------                   -------
     Pro forma net income....................                         $ 1,162                   $   774
                                                                      =======                   =======
     Pro forma net income per share..........                         $  0.27                   $  0.18
                                                                      =======                   =======
     Pro forma weighted average shares
       outstanding...........................                           4,302                     4,283
                                                                      =======                   =======


        The accompanying notes are an integral part of these statements.

                      ADVANCED COMMUNICATION SYSTEMS, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                             ADJUSTMENT FOR
                                                                               REDEMPTION
                                                                              VALUE GREATER
                                      COMMON STOCK                            THAN AMOUNTS
                                   ------------------   PAID-IN   RETAINED     PAID IN BY      TREASURY
                                    SHARES     AMOUNT   CAPITAL   EARNINGS    STOCKHOLDERS      STOCK     TOTAL
                                   ---------   ------   -------   --------   ---------------   --------   ------
                                                         (IN THOUSANDS, EXCEPT SHARE DATA)
BALANCE AT SEPTEMBER 30, 1993....  6,750,000    $ 67    $ 3,780    $1,630       $  (3,712)      $ (139)   $1,626
Net income.......................         --      --         --       438              --           --       438
Sale of treasury stock...........         --      --         --        --              --           10        10
Purchase of treasury stock.......         --      --         --        --              --          (68)      (68)
Adjustment for redemption value
  greater than amounts paid in by
  stockholders...................         --      --      1,084        --          (1,084)          --        --
                                    --------     ---    -------    ------        --------        -----    ------
BALANCE AT SEPTEMBER 30, 1994....  6,750,000      67      4,864     2,068          (4,796)        (197)    2,006
Net income.......................         --      --         --       574              --           --       574
Sale of treasury stock...........         --      --         --        --              --            5         5
Purchase of treasury stock.......         --      --         --        --              --          (88)      (88)
Adjustment for redemption value
  greater than amounts paid in by
  stockholders...................         --      --        593        --            (593)          --        --
                                    --------     ---    -------    ------        --------        -----    ------
BALANCE AT SEPTEMBER 30, 1995....  6,750,000      67      5,457     2,642          (5,389)        (280)    2,497
Net income.......................         --      --         --     1,905              --           --     1,905
Stockholder distributions........         --      --         --       (27)             --           --       (27)
Adjustment for redemption value
  greater than amounts paid in by
  stockholders...................         --      --     11,049        --         (11,049)          --        --
                                    --------     ---    -------    ------        --------        -----    ------
BALANCE AT SEPTEMBER 30, 1996....  6,750,000      67     16,506     4,520         (16,438)        (280)    4,375
Net income (unaudited)...........         --      --         --     1,269              --           --     1,269
Sale of treasury stock
  (unaudited)....................         --      --         --        --              --           38        38
                                    --------     ---    -------    ------        --------        -----    ------
BALANCE AT MARCH 31, 1997
  (unaudited)....................  6,750,000    $ 67    $16,506    $5,789       $ (16,438)      $ (242)   $5,682
                                    ========     ===    =======    ======        ========        =====    ======

        The accompanying notes are an integral part of these statements.

                      ADVANCED COMMUNICATION SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS


                                                                                    SIX MONTHS ENDED
                                                     YEAR ENDED SEPTEMBER 30,          MARCH 31,
                                                    ---------------------------    ------------------
                                                     1994      1995      1996       1996       1997
                                                    -------    -----    -------    -------    -------
                                                                                      (UNAUDITED)
                                                                     (IN THOUSANDS)
Cash flows from operating activities:
Net income.......................................   $   438    $ 574    $ 1,905    $   966    $ 1,269
Adjustments to reconcile net income to net cash
  provided by operating activities --
  Depreciation and amortization..................       181      330        402        181        201
  Loss on property and equipment.................        --        4          2         --         --
  Changes in assets and liabilities:
     Contract receivables........................    (1,307)    (282)    (5,328)    (1,656)    (1,557)
     Other receivables...........................       (12)      (3)       (18)       (24)      (128)
     Prepaid expenses............................      (103)      50       (125)       (62)      (307)
     Other related party receivables.............       (48)     (53)       (37)       (14)      (123)
     Other assets................................        28       17        (21)       (75)       (54)
     Accounts payable............................       644     (476)     1,439       (410)     2,278
     Accrued expenses............................       635      306      1,874       (157)     1,574
     Billings in excess of revenue...............        13       78         79        164         83
     Income taxes payable........................        --        7         (7)        (7)        --
     Deferred income taxes payable...............        --       (7)        --          7         --
                                                    -------    -----    -------    -------    -------
          Net cash provided by (used in)
            operating activities.................       469      545        165     (1,087)     3,236
                                                    -------    -----    -------    -------    -------
Cash flows from investing activities:
Collection (advances) of loans to stockholders...        --        7        (50)        --         --
Purchases of property and equipment..............      (382)    (270)      (370)      (200)      (350)
Capitalized software development costs...........      (446)    (240)        --         --         --
Insurance proceeds from loss of property and
  equipment......................................        --       23         --         --         --
                                                    -------    -----    -------    -------    -------
          Net cash used in investing
            activities...........................      (828)    (480)      (420)      (200)      (350)
                                                    -------    -----    -------    -------    -------
Cash flows from financing activities:
Net borrowings (repayments) under line of
  credit.........................................       672     (209)       867      1,314     (2,688)
Purchase of treasury stock.......................       (68)     (88)        --         --         --
Sale of treasury stock...........................        10        5         --         --         38
Stockholders' distributions......................        --       --        (27)        --         --
                                                    -------    -----    -------    -------    -------
          Net cash provided by (used in)
            financing activities.................       614     (292)       840      1,314     (2,650)
                                                    -------    -----    -------    -------    -------
Net increase (decrease) in cash..................       255     (227)       585         27        236
Cash and cash equivalents, beginning of year.....       564      819        592        592      1,177
                                                    -------    -----    -------    -------    -------
Cash and cash equivalents, end of year...........   $   819    $ 592    $ 1,177    $   619    $ 1,413
                                                    =======    =====    =======    =======    =======
Supplemental disclosures of cash flow
  information:
Cash paid during the year for --
  Interest.......................................   $   125    $ 175    $   251    $   101    $   134
                                                    =======    =====    =======    =======    =======


        The accompanying notes are an integral part of these statements.

                      ADVANCED COMMUNICATION SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION:


Advanced Communication Systems, Inc. (the "Company") was incorporated in 1987 in the state of Delaware. The Company provides communications and information technology services and solutions, predominantly to U.S. government agencies and to a lesser extent commercial and international customers. The Company focuses its operations in three interrelated areas: communication systems design and support, information technology services and systems integration. See Risk Factors on Pages 6 to 11 of this Registration Statement.


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRO FORMA NET INCOME PER SHARE (UNAUDITED)

Pro forma net income is based on the assumption that the Company's S corporation status was terminated at the beginning of each year. Pro forma net income per share has been computed by dividing pro forma net income by the pro forma weighted average number of common shares outstanding during each period.


The pro forma weighted average shares outstanding is based on: (i) the weighted average shares outstanding during the period assuming the dilutive effect of all options outstanding; (ii) stock options issued during the twelve months immediately preceding the offering date (using the treasury stock method and an assumed initial public offering price of $9.50 per share) for all periods presented; and (iii) the assumed sale of a sufficient number of shares of the Company's common stock necessary to fund the distribution of all undistributed S corporation earnings as of March 31, 1997 in excess of fiscal 1996 earnings. (Note 11)


Pro forma fully diluted net income per share approximates primary net income per share for all periods presented.

PRO FORMA BALANCE SHEET (UNAUDITED)


The pro forma balance sheet gives effect to: (i) a distribution of $5,500,000 to the Company's shareholders, representing estimated S corporation accumulated earnings as of March 31, 1997, assuming the Company had terminated its S corporation status as of that date; (ii) the creation of a deferred tax liability of $1,100,000 assuming the Company had terminated its S corporation status as of March 31, 1997; and (iii) the cancellation of the Stock Redemption Agreements, resulting in elimination of the adjustment for redemption value greater than amounts paid in by stockholders. (Note 11)


INTERIM REPORTING


The financial information as of March 31, 1997 and for the six months ended March 31, 1996 and 1997 has been prepared by the Company, without audit, and includes, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the interim period results. Operating results for any interim period are not necessarily indicative of the results for any other period or for an entire year.


MANAGEMENT'S USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                      ADVANCED COMMUNICATION SYSTEMS, INC.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
REVENUE RECOGNITION

The Company provides services, primarily to the U.S. government, on a contractual basis. Revenue on cost plus fixed fee contracts is recognized to the extent of costs incurred plus a proportionate amount of fees earned. Revenue on time and materials contracts is recognized at the contractual rates as labor hours and direct expenses are incurred. Revenue on fixed price contracts is recognized on the percentage-of-completion method based on costs incurred in relation to total estimated costs. Anticipated contract losses are recognized as soon as they become known and estimable.


The Company also provides off-the-shelf hardware and software products to the U.S. government under the GSA Schedule Contract and to commercial companies. Related revenue is recognized when products are shipped or when customers have accepted the products, depending on contractual terms.


CONCENTRATIONS OF CREDIT RISK

Financial instruments which potentially subject the Company to significant concentrations of credit risk consist of cash and cash equivalents and contract receivables. The Company maintains cash and cash equivalents in a high credit quality financial institution. The credit risk with respect to accounts receivable is mitigated because the majority of the Company's contract receivables are due from agencies of the U.S. government.


For the years ending September 30, 1994, 1995, 1996 and for the six months ended March 31, 1996 and 1997, approximately $19,011,000, $23,483,000, $28,607,000,
$11,406,000, and $19,929,000, respectively, of the Company's revenues were derived from contracts or subcontracts funded by the U.S. government, virtually all of which were funded by the Department of Defense.


CASH AND CASH EQUIVALENTS

Cash and cash equivalents include short-term investments with original maturities of three months or less.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost and are depreciated over their estimated useful lives, five to seven years, using an accelerated method. Leasehold improvements are amortized on a straight-line basis over the shorter of the useful life of the asset or the lease terms.

SOFTWARE DEVELOPMENT COSTS

In compliance with Statement of Financial Accounting Standards ("SFAS") No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, certain software development costs are capitalized in the accompanying balance sheets. Capitalization of software development costs begins upon the establishment of technological feasibility. Capitalization ceases and amortization of capitalized costs begins when the software product is commercially available for general release to customers. Amortization of capitalized software development costs is computed using the straight-line method over the remaining estimated economic life of the product, not to exceed five years.

RESEARCH AND DEVELOPMENT EXPENSES

The Company expenses research and development costs as they are incurred. Research and development expenses for all periods presented were not material.

                      ADVANCED COMMUNICATION SYSTEMS, INC.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
IMPAIRMENT OF LONG-LIVED ASSETS

The Company reviews its long-lived assets, including software development costs and property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine recoverability of its long-lived assets, the Company evaluates the probability that future undiscounted net cash flows, without interest charges, will be less than the carrying amount of the assets. The Company has determined that as of September 30, 1995 and 1996 and March 31, 1997, there has been no impairment in the carrying value of long-lived assets.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial instruments are defined as cash, evidence of an ownership interest in an entity, or a contract that imposes an obligation to deliver cash or other financial instruments to a second party. The carrying amounts of current assets and current liabilities in the accompanying financial statements approximate fair value due to the short maturity of these instruments. As of September 30, 1996, the fair value of the stockholders' notes receivable approximated $416,000 based on the Company's borrowing rate of 8.75%. The line of credit has a floating interest rate that varies with current indices, and, as such, the recorded value approximates fair value.

INCOME TAXES

From inception through September 30, 1989, the Company was subject to corporate income taxes. On October 1, 1989, the Company elected to be treated as an S corporation under Subchapter S of the Internal Revenue Code. The Company recorded a deferred tax liability for the built-in gain on the cumulative accrual to cash difference as of September 30, 1989. As of September 30, 1996, the deferred tax liability remaining is $91,000.

As an S corporation, the Company's earnings have been taxed, for federal and certain state income tax purposes, directly to the Company's stockholders rather than to the Company. Therefore, no provision for income taxes has been provided in the accompanying statements of operations.

In connection with the proposed initial public offering (Note 11), the Company will terminate its S corporation status and will become subject to corporate income taxes. Accordingly, the accompanying consolidated statements of operations include unaudited pro forma adjustments for income tax expense, which would have been recorded had the Company been subject to federal and state corporate income taxes.

A pro forma deferred tax liability, resulting primarily from accrual to cash differences, has been recorded as if the Company terminated its S corporation status on March 31, 1997. The actual deferred tax liability may differ from the pro forma liability based on the differences in financial reporting and tax basis assets and liabilities at the date of termination of the Company's S corporation status. Upon termination, the actual deferred tax liability will be recorded as a nonrecurring charge and will be payable in equal installments over the next four years.

                      ADVANCED COMMUNICATION SYSTEMS, INC.

3.  CONTRACT RECEIVABLES:

Contract receivables consist of the following:

                                                                SEPTEMBER 30,
                                                               ----------------     MARCH 31,
                                                                1995      1996         1997
                                                               ------    ------    ------------
                                                                                   (UNAUDITED)
                                                                        (IN THOUSANDS)
        U.S. government:
             Amounts billed................................    $2,422    $4,103      $  2,057
             Recoverable costs and accrued profit on
               progress completed; not billed..............     2,146     5,187         8,181
                                                               ------    ------    ------------
                  Subtotal.................................     4,568     9,290        10,238
        Commercial customers:
             Amounts billed................................        65       123           119
             Recoverable costs and accrued profit on
               progress completed; not billed..............        26       574         1,187
                                                               ------    ------    ------------
                  Subtotal.................................        91       697         1,306
                                                               ------    ------    ------------
                  Total....................................    $4,659    $9,987      $ 11,544
                                                               ======    ======     =========

4.  PROPERTY AND EQUIPMENT:

Property and equipment consist of the following:

                                                                SEPTEMBER 30,
                                                               ----------------     MARCH 31,
                                                                1995      1996         1997
                                                               ------    ------    ------------
                                                                                   (UNAUDITED)
                                                                        (IN THOUSANDS)
        Furniture and equipment............................    $1,185    $1,561      $  1,916
        Leasehold improvements.............................        27        13             8
                                                               ------    ------    ------------
                                                                1,212     1,574         1,924
        Less -- Accumulated depreciation and
          amortization.....................................       749     1,003         1,136
                                                               ------    ------    ------------
        Total property and equipment, net..................    $  463    $  571      $    788
                                                               ======    ======     =========

5.  SOFTWARE DEVELOPMENT COSTS:

Software development costs consist of the following:

                                                                SEPTEMBER 30,
                                                               ----------------     MARCH 31,
                                                                1995      1996         1997
                                                               ------    ------    ------------
                                                                                   (UNAUDITED)
                                                                        (IN THOUSANDS)
        Cost...............................................    $  685    $  685      $    686
        Accumulated amortization...........................        87       224           293
                                                               ------    ------    ------------
        Total software development costs, net..............    $  598    $  461      $    393
                                                               ======    ======     =========

Software development costs capitalized were $446,000 and $240,000 in the years ended September 30, 1994 and 1995, respectively. Amortization expense for the years ended September 30, 1994, 1995, 1996 and the six months ended March 31, 1996 and 1997 were $0, $88,000, $137,000, $68,000 and $68,000, respectively.

                      ADVANCED COMMUNICATION SYSTEMS, INC.

6.  ACCRUED EXPENSES:

Accrued expenses consist of the following:

                                                             SEPTEMBER 30,
                                                            ----------------     MARCH 31,
                                                             1995      1996        1997
                                                            ------    ------    -----------
                                                                                (UNAUDITED)
                                                                    (IN THOUSANDS)
        Accrued salaries, benefits and related taxes.....   $  636    $  833      $   833
        Accrued vacation.................................      357       411          389
        Accrued bonuses..................................      415       387          292
        Accrued subcontractor costs......................      126     1,726        3,180
        Other............................................       68       119          356
                                                            ------    ------    -----------
        Total accrued expenses...........................   $1,602    $3,476      $ 5,050
                                                            ======    ======    =========

7.  RELATED-PARTY TRANSACTIONS:

In 1993, the Company entered into a ten-year lease with a real estate management company ("10089 Management") to lease its headquarters facility. The owners of 10089 Management include the principal stockholders of the Company. The lease requires current rental payments of approximately $26,000 per month, increased annually based on the Consumer Price Index, and expires on August 31, 2003.

10089 Management purchased the headquarters facility, using in part a loan of $1,125,000 from a third-party lender, which is guaranteed by the Company. In March 1997, the loan agreement was amended to cancel the guarantee upon an initial public offering resulting in net proceeds to the Company of at least $10,000,000. The mortgage requires monthly principal payments of $6,000 plus interest and a balloon payment for the balance of $750,000 in 1998. The outstanding balance as of September 30, 1995 and 1996, and March 31, 1997, was $969,000, $894,000 and $856,000, respectively. The remaining purchase price was financed through promissory notes from various stockholders due to the Company.

Stockholders' notes receivable at September 30, 1995 and 1996 and March 31, 1997 were $393,000, $443,000 and $443,000, respectively. The loans bear interest at rates ranging from 7.0% to 8.75% per annum and have maturity dates ranging from 1998 to 2001. Interest is due annually on the anniversary date of the loans, with principal due at maturity. One loan for $50,000 is secured by a lien on real estate. Accrued interest receivable at September 30, 1995 and 1996 and March 31, 1997 of $56,000, $83,000 and $99,000, respectively, is included in other related-party receivables in the accompanying balance sheets.

The Company also provides management services for 10089 Management at no cost. Included in other related-party receivables are amounts due from the 10089 Management for reimbursable operating expenses paid for by the Company. The reimbursable operating expenses included in other related-party receivables at September 30, 1995 and 1996 and March 31, 1997 were $46,000, $0 and $0, respectively.

A common group of stockholders hold a substantial interest in both Fairfax Communications Ltd., and the Company. As of September 30, 1996 and March 31, 1997, the Company had a receivable of $54,000 and $162,000, respectively, due from Fairfax Communications Ltd. for payroll services which the Company performs on its behalf. (Note 11)

8.  LINE OF CREDIT:


The Company had a line of credit arrangement with a commercial bank under which, at December 31, 1996, it could borrow up to a maximum of $4,000,000. The borrowings were limited by 80% of the eligible receivables, as defined, and 90% of eligible government receivables, as defined, and bore interest at the bank's

                      ADVANCED COMMUNICATION SYSTEMS, INC.

8.  LINE OF CREDIT -- (CONTINUED)

prime rate plus 1/2%, payable monthly. The borrowings were collateralized by contract receivables, and the credit arrangement contained affirmative and negative covenants, including, among other things, financial covenants regarding maintenance of stated amount of debt to net worth, specific liquidity and solvency ratios. The line was to expire on February 28, 1997. In March 1997, the Company extended the arrangement through February 28, 1998, and, accordingly, the line has been classified as long-term debt. The new line is for $5,000,000, bears interest at the bank's prime rate plus a percentage, not more than 0.25% and currently zero, that is based on the Company's historical financial performance and expires on February 28, 1998. Borrowings under the new line are collateralized by contract receivables. The agreement contains various covenants requiring the Company to maintain certain financial ratios, each as defined, including tangible net worth, liabilities to tangible net worth, funded debt to operating cash flow and debt service. The agreement also restricts the payment of dividends.



At September 30, 1995 and 1996 and March 31, 1997, the Company had $1,821,000, $2,688,000 and $0, respectively, outstanding under this arrangement. For the years ended September 30, 1994, 1995 and 1996 and the six months ended March 31, 1996 and 1997, interest expense under this line of credit was $125,000, $185,000, $249,000, $114,000 and $134,000, respectively, at weighted average interest rates of 7.21%, 9.20%, 8.87%, 9.02% and 8.70%, respectively.


9.  STOCKHOLDERS' EQUITY:


STOCK REDEMPTION AGREEMENTS


All of the outstanding shares of common stock and options, upon exercise, are subject to Stock Redemption Agreements. Under certain circumstances, the Company is required to buy back the stock at a price equal to fair value, as determined by the Board of Directors. Adjustment for redemption value greater than amounts paid in by stockholders represents the change in the redemption value per share of outstanding Common Stock in each period. The redemption value per share, based on the fair market value, was $1.48, $4.44 and $4.44 as of September 30, 1995 and 1996 and March 31, 1997, respectively. The Stock Redemption Agreements will be terminated in connection with the initial public offering. All treasury stock purchases were a result of the provisions of these Stock Redemption Agreements.

STOCK PLANS AND AGREEMENTS

The 1996 Stock Incentive Plan of the Company (the "1996 Plan") was adopted by the Company's Board of Directors and approved by the Company's stockholders effective July 1996. The Company may grant options, stock appreciation rights, "performance" awards and restricted and unrestricted stock (collectively, the "Awards") to purchase up to 337,500 shares of Common Stock to participants in the 1996 Plan. The 1996 Plan has a term of 10 years. Options granted under the 1996 Plan can have an exercise period of up to 10 years. The 1996 Plan provides for the grant of stock options to directors, employees (including officers) and consultants of the Company and its subsidiaries. Pursuant to the 1996 Plan, options may be incentive stock options within the meaning of Section 422 of the Code or nonstatutory stock options, although incentive stock options may be granted only to employees. All incentive stock options are nontransferable other than by will or the laws of descent and distribution.

In 1996, the Board of Directors granted options under the 1996 Plan to purchase 148,500 shares of Common Stock. These options have an exercise price of $4.44 per share and become exercisable in three equal annual increments beginning on October 1, 1997, and the options expire on the earlier of January 1, 2000 or termination of employment.

On January 2, 1997, the Company granted a stock option under the 1996 Plan to purchase 115,000 shares of Common Stock. The option has an exercise price of $6.50 per share, a term of eight years and becomes

                      ADVANCED COMMUNICATION SYSTEMS, INC.

9.  STOCKHOLDERS' EQUITY -- (CONTINUED)

exercisable in four equal annual installments beginning on January 1, 1998. This option has been included in the weighted average shares outstanding computation for all periods presented.

Options under the 1996 Plan were granted with exercise prices at or above fair value on the date of grant as determined by an independent appraisal and, therefore, no compensation expense has been recognized.

The Board of Directors has determined not to grant any additional awards under the 1996 Plan.

The Company has entered into nonqualified option agreements with various employees. The per share exercise price of such options was at least 100% of the fair market value, as determined by the Board of Directors, of a share of Common Stock as of the respective dates of grant. Shares purchased through the exercise of these options are subject to Stock Repurchase Agreements.

In 1993, the Board of Directors granted options to purchase 101,250 shares of Common Stock to various employees. The employees were fully vested in the options upon granting, and the options expire on the earlier of January 1, 1998 or termination of employment. As of September 30, 1994, 1995 and 1996, these options were exercisable in the amounts of 87,750, 81,000 and 81,000 shares, respectively. All sales of treasury stock were a result of the exercise of options.

The following table summarizes the activity of all the Company's stock options:

                                                                                     WEIGHTED
                                                                                     AVERAGE
                                                                                     EXERCISE
                                                                       EXERCISE       PRICE
                                                        NUMBER        PRICE PER        PER
                                                       OF SHARES        SHARE         SHARE
                                                       ---------    --------------   --------
        Shares under option, September 30, 1993.....    101,250         $0.70         $ 0.70
             Options exercised......................    (13,500)         0.70           0.70
                                                       ---------    --------------   --------
        Shares under option, September 30, 1994.....     87,750          0.70           0.70
             Options exercised......................     (6,750)         0.70           0.70
                                                       ---------    --------------   --------
        Shares under option, September 30, 1995.....     81,000          0.70           0.70
             Options granted........................    148,500          4.44           4.44
             Options exercised......................         --          0.70           0.70
                                                       ---------    --------------   --------
        Shares under option, September 30, 1996.....    229,500      0.70 - 4.44        3.12
             Options granted (unaudited)............    115,000          6.50           6.50
             Options exercised (unaudited)..........    (54,000)         0.70           0.70
                                                       ---------    --------------   --------
        Shares under option, March 31, 1997
             (unaudited)............................    290,500     $0.70 - $6.50     $ 4.91
                                                        =======      ===========     =======

Options outstanding at September 30, 1996 had a weighted average remaining contractual life of 2.73 years. The fair value per share of all options issued in 1996, estimated on the date of grant using the Black-Scholes option pricing model, is $1.76.

The Company adopted the disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation, effective for the Company's September 30, 1996 financial statements. The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock plans. No compensation cost has been recognized for its stock plans based on the intrinsic value of the stock options at date of grant (i.e., the difference between the exercise price and the fair value of the Common Stock). Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates under those plans consistent with the method of FASB Statement 123, the Company's

                      ADVANCED COMMUNICATION SYSTEMS, INC.

9.  STOCKHOLDERS' EQUITY -- (CONTINUED)

pro forma net income and pro forma net income per share would have been reduced to the amounts indicated below:

                                                                            YEAR ENDED
                                                                           SEPTEMBER 30,
                                                                               1996
                                                                           -------------
        Pro forma net income (in thousands) --
             As reported................................................      $ 1,162
             SFAS No. 123 pro forma.....................................      $   881
        Pro forma net income per share --
             As reported................................................      $  0.27
             SFAS No. 123 pro forma.....................................      $  0.21

The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in 1996: no dividend yield; expected volatility of 49.5%; risk-free interest rates of approximately 6.3%; and expected lives of three years. The volatility factor was based on the volatility percentage of comparable publicly traded companies because the Company, as a private company, does not have a sufficient history of stock transactions.

10.  COMMITMENTS AND CONTINGENCIES:

LEASE COMMITMENTS

The Company leases office space and equipment under various operating lease agreements expiring through August 2003. Most leases include a provision for annual rent adjustments based on changes in various economic indices. Future minimum lease payments under noncancelable operating leases as of September 30, 1996 were as follows:

                                  YEAR ENDED
                                SEPTEMBER 30,                            (IN THOUSANDS)
        --------------------------------------------------------------   ---------------
        1997..........................................................       $ 1,432
        1998..........................................................         1,060
        1999..........................................................           772
        2000..........................................................           463
        2001..........................................................           361
        Thereafter....................................................           714
                                                                             -------
             Total....................................................       $ 4,802
                                                                             ========

During 1993, the Company entered into a lease agreement for office space with a related party which includes the principal stockholders of the Company (Note 7). For the years ended September 30, 1994, 1995 and 1996 and the six months ended March 31, 1996 and 1997, rent expense related to this lease totaled $278,000, $299,000, $309,000, $149,000 and $158,000, respectively. Amounts representing aggregate rent expense on all operating leases, excluding the related party lease, totaled $940,000, $1,014,000 and $1,183,000 for the years ended September 30, 1994, 1995 and 1996, and $532,000 and $526,000 for the six months ended
March 31, 1996 and 1997, respectively.

PROFIT-SHARING PLAN

The Company provides a profit-sharing plan (401(k) plan) which covers substantially all employees. Under the terms of the plan, the Company may make discretionary profit-sharing contributions and discretionary

                      ADVANCED COMMUNICATION SYSTEMS, INC.

10.  COMMITMENTS AND CONTINGENCIES -- (CONTINUED)

matching contributions, each determined annually by the Board of Directors. Contributions charged to expense for the years ended September 30, 1994, 1995 and 1996, and for the six months ended March 31, 1996 and 1997 were $247,000, $320,000, $368,000, $163,000 and $60,000, respectively.


11.  SUBSEQUENT EVENTS:



RECAPITALIZATION AND STOCK SPLIT



On May 5, 1997, the Company amended and restated its Certificate of Incorporation to increase the number of authorized shares to 40,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, par value $.01 per share. In March, 1997, the Board of Directors approved a 675-for-1 stock split of the Common Stock, which was paid in the form of a stock dividend to the stockholders effective May 5, 1997. The change in the Company's Common Stock for the stock dividend has been given retroactive effect for all periods presented.


1997 STOCK INCENTIVE PLAN


The 1997 Stock Incentive Plan of the Company (the "1997 Plan") was adopted by the Company's Board of Directors effective March 1997 and by the Company's stockholders on March 25, 1997. The Company may grant options, stock appreciation rights, "performance" awards and restricted and unrestricted stock (collectively, the "Awards") to purchase up to 450,000 shares of Common Stock to participants in the 1997 Plan. To date, no Awards have been granted under the 1997 Plan. The 1997 Plan has a term of 10 years. Options granted under the 1997 Plan can have an exercise period of up to 10 years. The 1997 Plan provides for the grant of stock options to directors, employees (including officers) and consultants of the Company and its subsidiaries. Pursuant to the 1997 Plan, options may be incentive stock options within the meaning of Section 422 of the Code or nonstatutory stock options, although incentive stock options may be granted only to employees. All incentive stock options are nontransferable other than by will or the laws of descent and distribution.


ACQUISITION


As of April 1, 1997, the Company acquired all the outstanding stock of Fairfax Communication Ltd. for a cash price of $46,500. Revenues and operating income of Fairfax Communications Ltd. for the year ended September 30, 1996 were $97,000 (unaudited) and $4,000 (unaudited), respectively.


EVENTS RELATED TO AN INITIAL PUBLIC OFFERING

The Company contemplates an initial public offering of approximately 1,850,000 shares of Common Stock. In connection with the initial public offering, subsequent to September 30, 1996, the following transactions are anticipated to occur:

  (i) termination of S corporation status and creation of a deferred tax liability to the extent that financial reporting net assets exceed tax basis net assets (Note 2);

 (ii) distribution to the current stockholders of undistributed S corporation earnings (Note 2);


(iii) elimination of the guarantee on the debt of a related party (Note 7);



 (iv) cancellation of all Stock Redemption Agreements (Note 9); and



  (v) repayment of all related party notes (Note 7).

------------------------------------------------------
                          ------------------------------------------------------
------------------------------------------------------
                          ------------------------------------------------------

    NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS


                                            PAGE
                                            ----
Prospectus Summary.......................     3
Risk Factors.............................     6
S Corporation Distribution and
  Termination of S Corporation Status....    12
Use of Proceeds..........................    12
Dividend Policy..........................    13
Capitalization...........................    13
Dilution.................................    14
Selected Financial Data..................    15
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.............................    16
Business.................................    22
Management...............................    35
Certain Transactions.....................    41
Principal and Selling Stockholders.......    42
Description of Capital Stock.............    43
Shares Eligible for Future Sale..........    45
Underwriting.............................    46
Legal Matters............................    47
Experts..................................    47
Available Information....................    48
Glossary of Acronyms.....................    49
Index to Financial Statements............   F-1


                               ------------------

    UNTIL       , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                2,500,000 SHARES

                      ADVANCED COMMUNICATION SYSTEMS, INC.
                                  COMMON STOCK

                            ------------------------
                                   PROSPECTUS

                            ------------------------
                          A.G. EDWARDS AND SONS, INC.

                              FERRIS, BAKER WATTS
                                  Incorporated
                                          , 1997

------------------------------------------------------
                          ------------------------------------------------------
------------------------------------------------------
                          ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth an estimate of the expenses expected to be incurred in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, all of which will be paid by the Company:


        Registration Fee -- Securities and Exchange Commission............   $  9,583
        Filing Fee -- National Association of Securities Dealers, Inc.....      3,663
        Listing Fee -- Nasdaq National Market.............................     32,529
        Transfer Agent and Registrar Fees and Expenses....................     10,000
        Blue Sky Fees and Expenses (including legal fees).................     12,000
        Legal Fees and Expenses...........................................    250,000
        Accounting Fees and Expenses......................................    250,000
        Printing and Engraving Expenses...................................    125,000
        Miscellaneous.....................................................     57,225
                                                                             --------
             Total........................................................   $750,000
                                                                             ========


---------------
* To be completed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company is organized under the laws of the State of Delaware. The DGCL provides that a Delaware corporation has the power generally to indemnify its directors, officers, employees and other agents (each, a "Corporate Agent") against expenses and liabilities (including amounts paid in settlement) in connection with any proceeding involving such person by reason of his being a Corporate Agent, other than a proceeding by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of the corporation, indemnification of a Corporate Agent against expenses is permitted if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; however, no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to such indemnification. To the extent that a Corporate Agent has been successful on the merits of such proceeding, whether or not by or in the right of the corporation, or in the defense of any claim, issue or matter therein, the corporation is required to indemnify the Corporate Agent for expenses in connection therewith. Expenses incurred by a Corporate Agent in connection with a proceeding may, under certain circumstances, be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors. The power to indemnify and advance the expenses under the DGCL does not exclude other rights to which a Corporate Agent may be entitled to under the certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

     The Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide for the indemnification of Corporate Agents for certain expenses, judgments, fines and payments incurred by them in connection with the defense or settlement of claims asserted against them in their capacities as Corporate Agents to the fullest extent authorized by the DGCL, provided that such indemnification is authorized (i) by a majority vote of the directors who are not parties to the action, suit or proceeding, even though less than a quorum, or (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the stockholders, or (iv) by a court of competent jurisdiction in the State of Delaware. To the extent, however, that a director or officer of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith, without the necessity of authorization in the specific case. In addition, expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding may be paid by the Company, upon the determination by the Board of Directors, in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company, provided the Company approves in advance counsel selected by the director or officer, which approval shall not be unreasonably withheld. The Company will also enter into indemnification agreements to the same effect with each of its officers and directors.


     The Company's Amended and Restated Certificate of Incorporation also contains provisions which limit the personal liability of directors for monetary damages for breach of their fiduciary duties as directors, except to the extent such limitation of liability is prohibited by the DGCL. In accordance with the DGCL, these provisions do not limit the liability of any director for any breach of the director's duty of loyalty to the Company or its stockholders; for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law; for certain unlawful payments of dividends or stock repurchases under Section 174 of the DGCL; or for any transaction from which the director derives an improper personal benefit. These provisions do not limit the rights of the Company or any stockholder to seek an injunction or any other non-monetary relief in the event of a breach of a director's fiduciary duty. In addition, these provisions apply only to claims against a director arising out of his or her role as a director and do not relieve a director from liability for violations of statutory law, such as certain liabilities imposed on a director under the federal securities laws.


     Under the DGCL, a Delaware corporation has the power to purchase and maintain insurance on behalf of any Corporate Agent against any liabilities asserted against and incurred by him in such capacity, whether or not the corporation has the power to indemnify him against such liabilities under the DGCL. The Company intends to purchase directors' and officers' insurance.

     Reference is made to Sections 102(b)(7) and 145 of the DGCL, in connection with the above summary of indemnification, insurance and limitation of liability.

     The purpose of these provisions is to assist the Company in retaining qualified individuals to serve as officers, directors or other Corporate Agents of the Company by limiting their exposure to personal liability for serving as such.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Since October 1, 1993, the Company has issued and sold the following unregistered securities (adjusted to give effect to the anticipated 675-for-1 stock split).


          1. On October 26, 1993, the Company granted options to purchase, in the aggregate, a total of 101,250 shares of Common Stock to Sharon Angelone and Warren Willis, employees of the Company, and Douglas Benzel, a former employee of the Company, at an exercise price of $0.70 per share.



          2. On September 1, 1994, Douglas Benzel, a former employee of the Company, and Warren Willis, an employee of the Company, exercised options to purchase, in the aggregate, 13,500 shares of Common Stock, at an exercise price of $0.70 per share.


          3. On September 29, 1995, Sharon Angelone, an employee of the Company, exercised an option to purchase 6,750 shares of Common Stock, at an exercise price of $0.70 per share.

          4. On July 15, 1996, the Company granted options to purchase, in the aggregate, a total of 148,500 shares of Common Stock to 17 employees of the Company, at an exercise price of $4.44 per share.

          5. On December 13, 1996, Douglas Benzel, a former employee of the Company, exercised an option to purchase 27,000 shares of Common Stock, at an exercise price of $0.70 per share.


          6. On January 2, 1997, the Company granted options to purchase 115,000 shares of Common Stock to Dev Ganesan, Chief Financial Officer, at an exercise price of $6.50 per share.

          7. On February 13, 1997, Sharon Angelone, an employee of the Company, exercised an option to purchase 27,000 shares of Common Stock, at an exercise price of $0.70 per share.

          8. On April 1, 1997, Warren Willis, an employee of the Company, exercised an option to purchase 27,000 shares of Common Stock, at an exercise price of $0.70 per share.

     No underwriters were engaged in connection with the foregoing sales and/or issuances of securities. Such sales were made in reliance upon the exemption from the registration provisions of the Securities Act of 1933 set forth in Rule 701 and/or in Section 4(2) thereof as transactions not involving a public offering. The respective purchasers thereof have acquired such shares for their respective accounts without a view to the distribution thereof.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits


 1.1   -- Form of Underwriting Agreement.
 3.1   -- Certificate of Incorporation of the Company.+
 3.2   -- Bylaws of the Company.+
 3.3   -- Amended and Restated Certificate of Incorporation of the Company.+
 3.4   -- Amended and Restated Bylaws of the Company.+
 4.1   -- Specimen Common Stock Certificate.
 5.1   -- Opinion of Gibson, Dunn & Crutcher LLP.*
10.1   -- Employment Agreement, dated June 18, 1993, between the Company and Warren C.
          Willis.+
10.2   -- Employment Agreement, dated as of January 2, 1997, between the Company and Dev
          Ganesan.+
10.3   -- 1996 Stock Incentive Plan.+
10.4   -- 1997 Stock Incentive Plan.
10.5   -- Form of Indemnity Agreement between the Company and each of its directors and executive officers.
10.6   -- Revolving Credit and Security Agreement and Revolving Promissory Note, dated as of
          March 1, 1997, between First Union Commercial Corporation and the Company.+
10.7   -- Lease Agreement, dated July 16, 1993, including Amendment 1, dated December 1, 1993,
          Amendment 2, dated January 15, 1994, and Amendment 3, dated March 15, 1994.+
10.8   -- Contract No. N00039-96-C-0066, effective March 14, 1996, by and between the Company and Space and Naval Warfare Systems Command.**+
10.9   -- Contract No. N00039-96-C-0097, effective August 29, 1996, by and between the Company and Space and Naval Warfare Systems Command.**+
10.10  -- Form of Tax Indemnification Agreement to be entered into by the Company and each of its existing Stockholders.*
10.11  -- Stockholders Agreement.+
11.1   -- Computation of Per Share Earnings.
21.1   -- List of Subsidiaries of the Registrant.
23.1   -- Consent of Gibson, Dunn & Crutcher LLP (included in its opinion filed as Exhibit
          5.1).*
23.2   -- Consent of Arthur Andersen LLP.
24.1   -- Power of Attorney.+
27.1   -- Financial Data Schedule for year ended September 30, 1996. (For SEC purposes only).+
27.2   -- Financial Data Schedule for three months ended December 31, 1996. (For SEC purposes only).+


---------------
 * To be filed by amendment.


** Portions of this exhibit, as marked, have been omitted pursuant to a request for confidential treatment and have been filed separately with the Commission.


 + Previously filed.

     (b) Financial Statement Schedules

     The financial statement schedules for which provision is made in the applicable accounting regulations of the Commission are either not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS.

     The Company hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes (1) that for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective and (2) that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fairfax, Virginia, on the 30th day of May, 1997.


                                         ADVANCED COMMUNICATION SYSTEMS, INC.

                                         By:      /s/ GEORGE A. ROBINSON
                                           -------------------------------------
                                                    GEORGE A. ROBINSON
                                               Chairman, President and Chief
                                                      Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                   TITLE                      DATE
---------------------------------------------    --------------------------------    -------------

           /s/ GEORGE A. ROBINSON                   President, Chief Executive        May 30, 1997
---------------------------------------------    Officer and Chairman (Principal
             GEORGE A. ROBINSON                         Executive Officer)

               /s/ DEV GANESAN                       Chief Financial Officer          May 30, 1997
---------------------------------------------        (Principal Financial and
                 DEV GANESAN                           Accounting Officer)

          /s/ CHARLES G. MARTINACHE                          Director                 May 30, 1997
---------------------------------------------
            CHARLES G. MARTINACHE

           /s/ THOMAS A. COSTELLO                            Director                 May 30, 1997
---------------------------------------------
             THOMAS A. COSTELLO

                      ADVANCED COMMUNICATION SYSTEMS, INC.

                               INDEX TO EXHIBITS


                                                                                         PAGE IN
                                                                                       SEQUENTIAL
        EXHIBIT                                                                         NUMBERING
          NO.                                                                            SYSTEM
        -------                                                                        -----------
          1.1       Form of Underwriting Agreement...................................
          3.1       Certificate of Incorporation of the Company+.....................
          3.2       Bylaws of the Company+...........................................
          3.3       Amended and Restated Certificate of Incorporation of the
                    Company+.........................................................
          3.4       Amended and Restated Bylaws of the Company+......................
          4.1       Specimen Common Stock Certificate................................
          5.1       Opinion of Gibson, Dunn & Crutcher LLP*..........................
         10.1       Employment Agreement, dated June 18, 1993, between the Company and Warren C. Willis+............................................
         10.2       Employment Agreement, dated as of January 2, 1997, between the
                    Company and Dev Ganesan+.........................................
         10.3       1996 Stock Incentive Plan+.......................................
         10.4       1997 Stock Incentive Plan........................................
         10.5       Form of Indemnity Agreement between the Company and each of its directors and executive officers.................................
         10.6       Revolving Credit and Security Agreement and Revolving Promissory
                    Note, dated as of March 1, 1997, between First Union Commercial
                    Corporation and the Company+.....................................
         10.7       Lease Agreement, dated July 16, 1993, including Amendment 1, dated December 1, 1993, Amendment 2, dated January 15, 1994, and
                    Amendment 3, dated March 15, 1994+...............................
         10.8       Contract No. N00039-96-C-0066, effective March 14, 1996, by and between the Company and Space and Naval Warfare Systems
                    Command**+.......................................................
         10.9       Contract No. N00039-96-C-0097, effective August 29, 1996, by and between the Company and Space and Naval Warfare Systems
                    Command**+.......................................................
         10.10      Form of Tax Indemnification Agreement to be entered into by the
                    Company and each of its existing Stockholders*...................
         10.11      Stockholders Agreement+..........................................
         11.1       Computation of Per Share Earnings................................
         21.1       List of Subsidiaries of the Registrant...........................
         23.1       Consent of Gibson, Dunn & Crutcher LLP (included in its opinion filed as Exhibit 5.1)*...........................................
         23.2       Consent of Arthur Andersen LLP...................................
         24.1       Power of Attorney+...............................................
         27.1       Financial Data Schedule for year ended September 30, 1996. (For
                    SEC purposes only).+.............................................
         27.2       Financial Data Schedule for three months ended December 31, 1996.
                    (For SEC purposes only).+........................................


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 * To be filed by amendment.


** Portions of this exhibit, as marked, have been omitted pursuant to a request for confidential treatment and have been filed separately with the Commission.


 + Previously filed.